Exhibit 4.1

REVOLVING CREDIT, TERM LOAN AND GUARANTY AGREEMENT

Among

UNITED AIR LINES, INC.,

as Borrower,

and

UAL CORPORATION,

the Parent,

and

THE SUBSIDIARIES OF THE BORROWER AND THE PARENT NAMED HEREIN,

as Guarantors

and

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Co-Administrative Agent, Co-Collateral Agent and Paying Agent

CITICORP USA, INC.,

as Co-Administrative Agent and Co-Collateral Agent

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arranger and Joint Bookrunner

CITIGROUP GLOBAL MARKETS, INC.,
as Joint Lead Arranger and Joint Bookrunner

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agent

Dated as of February 1, 2006

i

ANNEX A	–	Commitment Amounts
EXHIBIT A	–	Form of Real Estate Mortgage
EXHIBIT B	–	Form of Security Agreement
EXHIBIT C	–	Form of Pledge Agreement
EXHIBIT D	–	Form of Slot, Gate and Route Security and Pledge Agreement
EXHIBIT E	–	Form of Aircraft Mortgage
EXHIBIT F-1	–	Form of Trademark Security Agreement
EXHIBIT F-2	–	Form of Patent Security Agreement
EXHIBIT F-3	–	Form of Copyright Security Agreement
EXHIBIT G-1	–	Form of Opinion of Kirkland & Ellis
EXHIBIT G-2	–	Form of Opinion of Vedder, Price, Kaufman & Kammholz
EXHIBIT G-3	–	Form of Opinion of McAfee & Taft
EXHIBIT H	–	Form of Instrument of Assumption and Joinder
EXHIBIT I	–	Form of Intercreditor Agreement
EXHIBIT J	–	Form of Assignment and Acceptance
EXHIBIT K	–	Form of Contribution Agreement
EXHIBIT L	–	Form of Deposit Account Control Agreement
EXHIBIT M	–	Form of Investment Property Control Agreement

SCHEDULE 1.01(a)	–	Excluded Flight Simulators
SCHEDULE 1.01(b)	–	Primary Foreign Slots
SCHEDULE 1.01(c)	–	Primary Routes
SCHEDULE 1.01(d)	–	Intentionally omitted
SCHEDULE 1.01(e)	–	Primary Gate Interests
SCHEDULE 1.01(f)	–	Primary Supporting Route Facilities
SCHEDULE 1.01(g)	–	Immaterial Subsidiaries
SCHEDULE 1.01(h)	–	Primary Slots
SCHEDULE 3.06	–	Subsidiaries
SCHEDULE 3.07	–	Existing Liens
SCHEDULE 3.08	–	Material Agreements
SCHEDULE 3.11	–	Litigation
SCHEDULE 3.17	–	ERISA
SCHEDULE 3.18	–	Indebtedness
SCHEDULE 3.19(a)	–	Real Property Interests
SCHEDULE 3.23	–	Section 1110 Collateral
SCHEDULE 5.21	–	Post Closing Items
SCHEDULE 6.09	–	Transactions with Affiliates
SCHEDULE 6.10	–	Existing Investments
SCHEDULE 6.15	–	Restrictive Agreements

v

REVOLVING CREDIT, TERM LOAN AND GUARANTY AGREEMENT
Dated as of February 1, 2006

REVOLVING CREDIT, TERM LOAN AND GUARANTY AGREEMENT, dated as of February 1, 2006, among UNITED AIR LINES, INC., a Delaware corporation (the “Borrower”), UAL CORPORATION, a Delaware corporation and the parent company of the Borrower (the “Parent”) and the direct and indirect domestic subsidiaries of the Parent other than Immaterial Subsidiaries signatory hereto (the “Subsidiaries” and together with the Parent, each a “Guarantor” and collectively the “Guarantors”), JPMORGAN CHASE BANK, N.A., a national banking corporation (“JPMCB”), CITICORP USA, INC., a Delaware corporation (“CITI”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GE Capital”), each of the Lenders from time to time party hereto, JPMCB and CITI, as co-administrative agents (each, an “Agent” and together, the “Agents”) and co-collateral agents for the Lenders (each, a “Collateral Agent” and together, the “Collateral Agents”), JPMCB, as paying agent (in such capacity, the “Paying Agent”) for the Lenders, J.P. MORGAN SECURITIES INC. (“JPMSI”) and CITIGROUP GLOBAL MARKETS, INC. (“CGMI”), as joint lead arrangers and joint bookrunners, and GE Capital, as syndication agent.

INTRODUCTORY STATEMENT

The Borrower has applied to the Lenders for a loan facility of up to $3,000,000,000 comprised of (a) a revolving credit and letter of credit facility in an aggregate principal amount not to exceed $200,000,000 as set forth herein and (b) a term loan in an aggregate principal amount up to $2,800,000,000 as set forth herein ($350,000,000 of which shall be available as a Delayed Draw Tranche B Loan (as defined below)), all of the Borrower’s obligations under each of which are to be guaranteed by the Guarantors.

The proceeds of the Loans will be used to repay in full all of the obligations of the Borrower and the Guarantors under and in connection with the Existing DIP Facility, for working capital and other general corporate purposes of the Borrower and the Guarantors and for the other purposes described in Section 3.10.

To provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under a Letter of Credit and the payment of the other Obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents, the Borrower and the Guarantors will, among other things, provide to the Agents, the Collateral Agents and the Lenders the following (each as more fully described herein):

(a)           a guaranty from each of the Guarantors of the due and punctual payment and performance of the Obligations of the Borrower hereunder pursuant to Section 9 hereof; and

(b)           a security interest on or mortgages (or comparable Liens) with respect to the Collateral from the Borrower and each of the Guarantors pursuant to the Collateral Documents.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1.           DEFINITIONS

SECTION 1.01       Defined Terms.

“1997 EETC Facility” shall mean that certain multiple tranche enhanced equipment pass through trust certificate financing commonly referred to as the “1997-1 EETC Transaction,” the purpose of which was to finance 14 aircraft in the Borrower’s fleet, which the Borrower entered into in December, 1997.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” shall mean any right to payment for goods sold or leased or for services rendered, whether or not earned by performance.

“Account Debtor” shall mean the Person obligated on an Account.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided, that neither the trustees under the Indentures nor the PBGC shall be Affiliates of the Borrower or any Guarantor.

“Agents” shall have the meaning set forth in the first paragraph of this Agreement.

“Agreement” shall mean this Revolving Credit, Term Loan and Guaranty Agreement, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Air Transportation Stabilization Act and Regulations” shall mean the Air Transportation Safety and System Stabilization Act, P.L. 107-42, as the same may be amended from time to time, and the regulations promulgated thereunder (14 C.F.R. Part 1310) and related OMB Regulations, 14 C.F.R. Part 1300.

“Aircraft” shall have the meaning set forth in the Aircraft Mortgage.

“Aircraft Mortgage” shall mean that “Aircraft Mortgage” as defined in Section 4.01(e), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Aircraft Protocol” shall mean the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, as the same may be amended from time to time, available at: http://www.unidroit.org/english/conventions/mobile-equipment/aircraftprotocol.pdf, or any successor URL.

“Airport Authority” shall mean any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Appraisal Report” shall mean an appraisal in form and substance reasonably satisfactory to the Agents and prepared by the Appraisers or the Real Estate Appraiser, which certifies, at the time of determination, the Appraised Value of the applicable Appraised Collateral, Eligible Collateral or Cure Collateral, as the case may be.

“Appraised Collateral” shall mean Collateral that is Mortgaged Collateral, Primary Routes, Primary Slots, Primary Foreign Slots, Flight Simulators, Ground Support Equipment, Real Property Assets, the Denver Training Facility or any other individual asset that is included in an Appraisal Report.

“Appraised Value” shall mean (a) in the case of such Appraised Collateral (excluding the Denver Training Facility but including Primary Slots and Ground Support Equipment), Eligible Collateral or assets, the fair market value thereof as reflected in the most recent Appraisal Report obtained in respect of such Collateral or assets in accordance with this Agreement, (b) in the case of the Denver Training Facility, the in-use value thereof as reflected in the most recent Appraisal Report obtained in respect of the Denver Training Facility in accordance with this Agreement (less (i) the amount attributed to the Real Property Assets associated with the Denver Training Facility, as set forth in the most current Appraisal Report prepared by the Appraiser in accordance with this Agreement, and (ii) the amount attributed to the Flight Simulators located at the Denver Training Facility, as set forth in the most current Appraisal Report prepared by the applicable Appraiser in accordance with this Agreement) and (c) in the case of Eligible Accounts Receivable, Eligible Accounts Receivable, as reflected in the most recent Officer’s Certificate delivered pursuant to Section 5.01(q), each such value referred to in this definition to be (A) determined in a manner satisfactory to the Agents and (B) subject to reserves and other criteria established by the Agents in their commercially reasonable discretion.

 “Appraisers” shall mean (a) Simat, Helliesen & Eichner, Inc., as to the Mortgaged Collateral, Primary Slots, Primary Routes, Primary Foreign Slots, Ground Support Equipment, Flight Simulators and Denver Training Facility and (b) such other appraisal firm or firms as may be retained by the Agents, in consultation with the Borrower, from time to time.

“Approved Fund” shall have the meaning given such term in Section 10.02(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Paying Agent, substantially in the form of Exhibit J.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the Termination Date.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Northern District of Illinois.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing” shall mean the incurrence, conversion or continuation of Loans of a single Type made from all the Tranche A Lenders or the Tranche B Lenders, as the case may be, on a single date and having, in the case of Eurodollar Loans, a single Interest Period.

“Borrowing Request” shall mean a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed (and, for a Letter of Credit, other than a day on which the Issuing Lender issuing such Letter of Credit is closed); provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.

“Cape Town Treaty” shall mean, collectively, the Aircraft Protocol and the Convention, as the same may be amended from time to time.

“Capitalized Lease” shall mean, as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.  The amount of obligations of such Person under a Capitalized Lease shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralization” shall have the meaning given such term in Section 2.02(j).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as heretofore and hereafter amended.

“CGMI” shall have the meaning set forth in the first paragraph of this Agreement.

“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority, Airport Authority, or Foreign Aviation Authorities after the date of this Agreement applicable to the Borrower or any of the Guarantors or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or the Issuing

Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” shall mean (a) the acquisition after the Closing Date of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) during any period of up to 12 consecutive months, the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by Persons who were neither (i) directors at the time of the Consummation of the Plan of Reorganization nor (ii) nominated by the Board of Directors of the Parent or the Borrower nor (iii) appointed by directors so nominated; or (c) the Parent at any time owning less than 100% of the Equity Interests in the Borrower.

“Chase Bank” shall mean Chase Bank USA, N.A.

“CITI” shall have the meaning set forth in the first paragraph of this Agreement.

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent to the making of the initial Loans or the issuance of the initial Letter of Credit (whichever may occur first) set forth in Section 4.01 have been satisfied or waived.

“Co-Branded Agreement” shall mean that certain Co-Branded Card Marketing Services Agreement, effective July 1, 2001, among the Borrower, the Parent, UAL Loyalty Services, LLC and Chase Bank, as heretofore amended and as may be further amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Co-Branded Obligations” shall mean the obligations of the Borrower, the Parent and UAL Loyalty Services, LLC to Chase Bank under the Co-Branded Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all of the “Collateral” referred to in the Collateral Documents, which shall not include (a) the Escrow Accounts, (b) the Payroll Accounts, (c) Petty Cash Accounts, and (d) other items as set forth in the Collateral Documents.

“Collateral Agents” shall have the meaning set forth in the first paragraph of this Agreement.

“Collateral Documents” shall mean, collectively, the Security Agreement, the Pledge Agreement, the Aircraft Mortgage (including, without limitation, any Mortgage Supplement), the Real Estate Mortgages, the SGR Security Agreement, the Trademark Security Agreement, the Patent Security Agreement, the Copyright Security Agreement, any Control

Agreements and other agreements, instruments or documents that create or purport to create a Lien in favor of the Collateral Agents for the benefit of the Secured Parties.

“Commitment Fee” shall have the meaning set forth in Section 2.19.

“Confirmation Order” shall mean the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code, together with all schedules and exhibits thereto.

“Consummation of the Plan of Reorganization” shall mean the occurrence of the Effective Date (as defined in the Plan of Reorganization) and the substantial consummation of the Plan of Reorganization within the meaning of Section 1101(2) of the Bankruptcy Code.

“Contribution Agreement” shall mean a contribution agreement among the Borrower and each of the Guarantors, substantially in the form of Exhibit K hereto, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Control Agreements” shall mean the Deposit Account Control Agreements and the Investment Property Control Agreements.

“Convention” shall mean the Convention on International Interests in Mobile Equipment (Cape Town, 2001), as the same may be amended from time to time, available at: http://www.unidroit.org/english/conventions/mobile-equipment/mobile-equipment.pdf, or any successor URL.

“Copyright Security Agreement” shall mean that certain Copyright Security Agreement as defined in Section 4.01(f), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Cure Collateral” shall mean (a) cash collateral pledged to the Collateral Agents (and held in a segregated account over which the Collateral Agents have sole and exclusive control), (b) the Ground Support Equipment (to the extent landlord lien waivers have been delivered to the Collateral Agents as required by Section 4.04(b) of the Security Agreement), (c) the Primary Slots, (d) the Eligible Accounts Receivable or (e) other assets of the Borrower or any Guarantor which shall be reasonably satisfactory to the Required Lenders, and all of which Ground Support Equipment, Primary Slots, Eligible Accounts Receivable or other assets shall (i) be valued by a new Appraisal Report or Field Audit, as the case may be, at the time the Borrower designates such assets as Eligible Collateral and (ii) be subject to a perfected first priority lien and/or mortgage (or comparable lien) in favor of the Collateral Agents (subject to junior liens permitted hereunder).

“DCA” shall mean Ronald Reagan Washington National Airport.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Loans or participations in any Letter of Credit required to be funded hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Agents or any Lender (or its banking Affiliates) any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Delayed Draw Tranche B Loan” shall have the meaning given to such term in

Section 2.01(c) hereof.

“Delayed Draw Tranche B Loan Availability Period” shall mean the period commencing on the Closing Date and ending on the Delayed Draw Tranche B Loan Commitment Termination Date.

“Delayed Draw Tranche B Loan Commitment” shall mean the commitment of the Tranche B Lenders to make Delayed Draw Tranche B Loans to the Borrower up to an aggregate principal amount, at any one time, not in excess of the amount set forth opposite such Lender’s name under the column entitled “Delayed Draw Tranche B Loan Commitment” on Annex A attached hereto or as may be subsequently set forth in the Register from time to time, as the case may be, and as may be reduced from time to time pursuant to Section 2.10 and 2.11.

“Delayed Draw Tranche B Loan Commitment Percentage” shall mean, at any time, with respect to each Tranche B Lender, the percentage obtained by dividing its Delayed Draw Tranche B Loan Commitment at such time by the Total Delayed Draw Tranche B Loan Commitment.

“Delayed Draw Tranche B Loan Commitment Termination Date” shall mean the earliest to occur of (i) the five month anniversary of the Closing Date, (ii) the date on which the full amount of the Delayed Draw Tranche B Loan Commitment has been borrowed and (iii) the date on which the Delayed Draw Tranche B Loan Commitment shall terminate in accordance with Section 2.10 or Article 7 hereof.

“Denver Training Facility” shall mean that certain parcel of real property owned in fee by the Borrower and located at 7401 Martin Luther King Boulevard, Denver, Colorado 80207 (as such real property is more particularly described in the applicable Real Estate Mortgage, together with all Collateral described in such Real Estate Mortgage) and all assets located on or used in conjunction with such property (including, without limitation, all Flight Simulators located at such location, training program contracts for training programs conducted at such location, but excluding assets located at the above address not owned by the Borrower or otherwise encumbered identified on Schedule 1.01(a)), taken as a whole.

“Deposit Account Control Agreement” shall mean an agreement in writing substantially in the form of Exhibit L attached hereto or in form and substance reasonably satisfactory to the Collateral Agents, by and among the Borrower or any Guarantor, as the case may be, the Collateral Agents, and any bank at which any deposit account of the Borrower or any Guarantor, as the case may be, is at any time maintained (other than Escrow Accounts, Payroll Accounts, Petty Cash Accounts and any accounts maintained at the Agents).

“Dollars” and “$” shall mean lawful money of the United States of America.

“DOT” shall mean the United States Department of Transportation and any successor thereto.

“Earned Revenue Percentage” shall mean, a percentage, representing the estimated portion of credit revenue which has been earned at any point in time, based on a rolling twelve-month analysis of ticket sales versus “load levels” (i.e. tickets used for actual flights) experienced by the Borrower during the most recent Rolling Twelve Month period for which such information is available at the time of such determination.  The Earned Revenue Percentage shall initially be set at 46% and shall be subject to re-determination by either of the Agents based upon the results of each field audit of the Borrower conducted after the Closing Date.

“EBITDAR” shall mean, for any period, all as determined in accordance with GAAP, the consolidated net income (or net loss) of the Parent and its Subsidiaries for such period, plus (a) the sum of (i) depreciation expense; (ii) amortization expense; (iii) other non-cash charges; (iv) consolidated federal, state and local income tax expense; (v) gross interest expense for such period less gross interest income for such period; (vi) aircraft rent expense; (vii) extraordinary, non-recurring or unusual losses; (viii) any non-cash non-recurring charge or non-cash restructuring charge; (ix) the cumulative effect (whether positive or negative) of any change in accounting principles; (x) cash restructuring charges not to exceed $75,000,000 paid in fiscal year 2006 and (xi) any other cash restructuring charges in an amount not to exceed $15,000,000 in any fiscal year (other than fiscal year 2006) less (b) extraordinary, non-recurring or unusual gains plus or minus (c) the amount of cash received or expended in such period in respect of any amount which, under clause (a)(viii) above, was taken into account in determining EBITDAR for such or any prior period.

“EETC Deposit” shall mean certain funds that may be segregated or otherwise set aside in connection with any potential dispute concerning the amount of accrued interest that may be owed by the Borrower with respect to Tranche A of the 1997 EETC Facility.

“EETC Transaction” shall mean an enhanced equipment trust certificate or other similar refinancing transaction solely with respect to up to nineteen (19) aircraft (which may include the fourteen (14) aircraft that are subject to the 1997 EETC Facility) having a current market value pursuant to an Appraisal Report not in excess of $600,000,000 in the aggregate.

“Eligible Accounts” means, at the time of any determination thereof, each Account with respect to (i) balances owed to the Borrower for revenues associated with the Borrower’s performance of cargo shipments for various freight brokers, freight forwarders and other airlines, (ii) balances owed to the Borrower from customers utilizing credit cards issued by the Borrower under the Universal Air Travel Plan utilized by the Borrower, (iii) balances owed to the Borrower from travel agencies for amounts charged back by the Borrower for additional passenger fares not properly charged at the time of the initial ticketing and other violations and (iv) balances owed to the Borrower from corporate customers generated from the sale of parts and the leasing of various airport ground equipment and gates and other non-transportation goods and services, in each case where such Account is not ineligible for inclusion in the calculation of Eligible Accounts pursuant to any of clauses (a) through (o) below.  Without limiting the foregoing, to qualify as Eligible Accounts, an Account shall indicate no person other than the Borrower or a Guarantor as payee or remittance party.  Criteria and eligibility standards used in determining Eligible Accounts may be fixed and revised from time to time by the Agents, in their reasonable discretion, and in the Agents’ reasonable exclusive judgment, with any changes in such criteria to be effective upon the date of the next Field Audit to be conducted pursuant to the terms herein.

Unless otherwise approved from time to time in writing by the Agents, no Account shall be an Eligible Account if, without duplication:

(a)           the Borrower or a Guarantor does not have sole lawful and absolute title to such Account; or

(b)           it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agents for the benefit of the Secured Parties, subject to no other Liens other than Liens permitted by the Agreement; or

(c)           (i) it is unpaid more than 90 days from the original date of invoice or 60 days from the original due date or (ii) it has been written off the books of the Borrower or a Guarantor or has been otherwise designated on such books as uncollectible; or

(d)           the Account Debtor is insolvent or the subject of any bankruptcy case or insolvency proceeding of any kind (other than postpetition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Agents); or

(e)           the Account is not payable in Dollars or the Account Debtor is either not organized under the laws of the United States of America, any state of the United States of America or the District of Columbia or is located outside or has its principal place of business or substantially all of its assets outside the United States; or

(f)            the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the relevant Borrower duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended, which assignment and related documents and filings shall be in form and substance reasonably satisfactory to the Agents; or

(g)           the associated revenue from such Account has not been earned by the Borrower or the Guarantor; or

(h)           to the extent the Account is classified as a note receivable by the Borrower or a Guarantor; or

(i)            the Account is a non-trade Account, or relates to payments for interest; or

(j)            it arises out of a sale made by the Borrower or a Guarantor to an employee, officer, agent, director, stockholder, Subsidiary or Affiliate of the Borrower or a Guarantor; or

(k)           such Account was not paid in full, and the Borrower or a Guarantor created a new receivable for the unpaid portion of the Account, and other Accounts constituting chargebacks, debit memos (other than debit memos reflecting balances owed to the Borrower referred to in clause (iii) of the first sentence of this definition of Eligible Accounts) and other adjustments for unauthorized deductions; or

(l)            such Account is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless the Agents, in their sole discretion, have established an appropriate reserve and determine to include such Account as an Eligible Account; or

(m)          the Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local; or

(n)           as to any Account, to the extent that a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason (other than bank error prior to the correction thereof); or

(o)           the Account is due from another airline.

“Eligible Accounts Receivable” shall mean, at the time of determination thereof, the sum of Eligible Accounts plus Estimated Credit Card Receivables Component.

“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1,000,000,000, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Agents, which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) an Affiliate of the assignor Lender, (d) an Approved Fund and (e) any other financial institution reasonably satisfactory to the Agents.

“Eligible Collateral” shall mean (a) all Mortgaged Collateral (including, without limitation, aircraft, spare parts, spare engines and QEC Kits), Flight Simulators, Primary Routes and the Real Property Assets, in each case to the extent owned or held by the Borrower or a Guarantor and on which the Collateral Agents shall have a valid and perfected first priority lien and/or mortgage (or comparable lien), provided that if an Aircraft is (i) Parked, then 50% of the Appraised Value of such Aircraft as set forth in the most recent Appraisal Report shall be excluded from Eligible Collateral provided that an Appraisal Report establishing the current Appraised Value of such Aircraft in its Parked condition is delivered to the Agents within ninety (90) days of such Aircraft being Parked, and if no such Appraisal Report shall have been delivered within such period, then such Parked Aircraft shall be excluded from Eligible Collateral or (ii) Stored, then such Aircraft shall be excluded from Eligible Collateral, and (b) any Cure Collateral designated by the Borrower at its discretion.

“Engine” shall have the meaning set forth in the Aircraft Mortgage.

“Environmental Laws” shall mean all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or the exposure of any Person (including employees) to any Hazardous Materials.

“Environmental Liability” shall mean any liability (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight, costs, fines or penalties) directly resulting from or based upon (a) violation of any Environmental Law or requirement of any Airport Authority relating to environmental matters, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (whether direct or indirect), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Escrow Accounts” shall mean certain funds set aside by the Borrower or any Guarantor to manage the collection and payment of amounts collected by the Borrower or such Guarantor for the benefit of third party beneficiaries relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, including, without limitation, (i) federal payroll withholding taxes, as described in Sections 3101, 3111 and 3402 of the Code, (ii) federal Unemployment Tax Act taxes, as described in Chapter 23 of Subtitle C of the Code, (iii) federal air transportation excise taxes, as described in Sections 4261 and 4271 of the Code, (iv) federal security charges, as described in Title 49 of the Code of Federal Regulations of 2002 (referred to in this definition as the “CFR”), Chapter XII, Part 1510, (v) federal Animal and Plant Health Inspection Service of the United States Department of Agriculture (APHIS) user fees, as described in Title 21 of the United States Code (2002) (referred to in this definition as “U.S.C.”) Section 136a and 7 CFR Section 354.3, (vi) federal Immigration and Naturalization Service (INS) fees, as described in 8 CFR Part 286, (vii) federal customs taxes as described in 19 U.S.C. Section 58c, and (viii) federal jet fuel taxes as described in Sections 4091 and 4092 of the Code collected on behalf of and owed to the federal government; (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees that are analogous to those described in Subtitle C of the Code and that are described in or are analogous to Chapter 23 of Title 19 Delaware Code Annotated (2002) collected on behalf of and owed to state and local authorities, agencies and entities; (c) passenger facility fees and charges as described in 49 U.S.C. Section 40117 (2005) and Title 14 of the CFR, Subchapter 1, Part 158 collected on behalf of and owed to various Airport Authorities or other applicable Governmental Authorities; (d) taxes, fees and charges similar to any of the foregoing set aside or collected on behalf of, or owed to, Foreign Aviation Authorities, Governmental Authorities or Airport Authorities; and (e) other funds held in trust for an identified beneficiary; in each case held in escrow accounts or trust funds in an aggregate amount for all of such Escrow Accounts not in excess of $250,000,000.

“Estimated Credit Card Receivables Component” shall mean an amount representing the estimated earned but outstanding portion of retail credit card receivables due from major credit card providers (including, without limitation, Visa, MasterCard, American Express, Discover and Carte Blanche) in connection with ticket purchases from the Borrower, as determined semi-annually in accordance with the following formula and set forth in the most recent Officer’s Certificate delivered to the Agents pursuant to Section 5.01(q). Such amount shall be equal to three (3) times the average daily adjusted credit card sales (i.e., the product of (a) three (3) multiplied by (b) the gross retail credit card sales for the most recent fiscal month available at the time of determination multiplied by (c) the Earned Revenue Percentage divided by (d) the number of days in such month), subject to such adjustments as may be deemed appropriate by either of the Agents based upon the results of each Field Audit of the Borrower conducted after the Closing Date.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Event of Default” shall have the meaning given such term in Section 7.

“Excluded Taxes” shall mean, with respect to the Paying Agent, Agents, Collateral Agents, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed by any jurisdiction other than the United States of America or any state thereof or is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Existing DIP Facility” shall mean that certain Revolving Credit, Term Loan and Guaranty Agreement (as amended, restated, amended and restated, supplemented, extended or otherwise modified to the date hereof), dated as of December 24, 2002, among the Borrower, the Parent, the direct and indirect subsidiaries of the Borrower and Parent party thereto, the lenders from time to time party thereto, JPMCB and CITI, as co-administrative agents and co-collateral agents, and JPMCB, as paying agent.

“Existing DIP Facility Letter of Credit” shall mean each letter of credit that was issued under the Existing DIP Facility and remains outstanding as of the Closing Date.

“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agents from three Federal funds brokers of recognized standing selected by it.

“Fees” shall collectively mean the Commitment Fees, Letter of Credit Fees and other fees referred to in Sections 2.18, 2.19 and 2.20.

“Field Audit” shall mean a field examination conducted by a Field Auditor of the Borrower’s and the Guarantors’ accounts receivable and books and records related thereto, and the results of such field examination shall be reasonably satisfactory to the Agents in all respects.

“Field Auditor” shall mean the Agents or their respective Affiliates, appraisers or other advisors who may be retained by the Agents to conduct a Field Audit.

“Fifth-Freedom Rights” shall mean the operational right to enplane passenger traffic and cargo in a foreign country and deplane it in another foreign country.

“Fixed Charge Coverage Ratio” shall mean, at any date for which such ratio is to be determined, the ratio of EBITDAR for the Rolling Twelve Month period ended on such date to the sum of the following for such period: (a) Interest Expense, plus (b) the aggregate cash aircraft rental expense of the Parent and its Subsidiaries on a consolidated basis for such period payable in cash in respect of any aircraft leases (other than Capitalized Leases), all as determined in accordance with GAAP, plus (c) scheduled principal payments on all Indebtedness (including Capitalized Leases) of the Parent and its Subsidiaries on a consolidated basis.

“Flight Simulators” shall mean the flight simulators and flight training devices of the Borrower or any applicable Guarantor (including, without limitation, any such simulators or training devices located on a Real Property Asset) other than the flight simulators listed on Schedule 1.01(a) (as such Schedule may be amended from time to time with the consent of the Agents to remove one or more flight simulators from such Schedule).

“Foreign Aviation Authorities” shall mean any foreign governmental, quasi-governmental, regulatory or other agencies, public corporations or private entities that exercise jurisdiction over the issuance or authorization (a) to serve any foreign point on each of the Routes and/or to conduct operations related to the Routes and Supporting Route Facilities and/or (b) to hold and operate any Foreign Slots.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Slot” shall mean all of the rights and operational authority, now held or hereafter acquired, of Borrower and, if applicable, a Guarantor, to conduct one landing or takeoff at a specific time or in a specific time period on a specific day of the week at each non-U.S. airport served in conjunction with Borrower’s, or, if applicable, a Guarantor’s operations over a Route.

“GAAP” shall mean generally accepted accounting principles applied in accordance with Section 1.03.

“Gate Interests” shall mean all of the right, title, privilege, interest, and authority now or hereafter acquired or held by the Borrower or, if applicable, a Guarantor in connection with the right to use or occupy space in any airport terminal located in the United States at which the Borrower conducts scheduled operations.

 “GE Capital” shall have the meaning set forth in the first paragraph of this Agreement.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government.  Governmental Authority shall not include any Airport Authority.

“Ground Support Equipment” shall mean the equipment owned by the Borrower or, if applicable, a Guarantor for crew and passenger ground transportation, cargo, mail and luggage handling, catering, fuel/oil servicing, de-icing, aircraft maintenance and servicing, dispatching, security and motor vehicles.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposits or (ii) customary contractual indemnities in commercial agreements, in each case in the ordinary course of business and consistent with past practice.  The amount of any obligation relating to a Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum reasonably anticipated liability for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform) as determined by the guaranteeing Person in good faith.

“Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Immaterial Subsidiaries” shall mean one or more Subsidiaries of the Parent, for which, (a) the assets of all such designated Subsidiaries constitute, in the aggregate, less than or equal to 2½% of the total assets of the Parent and its Subsidiaries on a consolidated basis, and (b) the revenues of such Subsidiaries account for less than or equal to 2½% of the total revenues of the Parent and its Subsidiaries on a consolidated basis.  The Immaterial Subsidiaries as of the Closing Date shall be listed on Schedule 1.01(g).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accrued expenses incurred and current accounts payable, in each case in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Obligations of such Person in respect of Capitalized Leases, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, and (l) all obligations in respect of Hedging Agreements valued at the amount equal to what would be payable by such Person to its counterparty to such Hedging Agreements if such Hedging Agreement was terminated early on such date of determination.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning given such term in Section 10.04(b).

“Indentures” shall mean, collectively, the (a) Senior Convertible Note Indenture, (b) Senior Convertible Note Indenture-2 and (c) the Senior Note Indenture.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated the date hereof between the Agents, the Collateral Agents, Chase Bank, the Borrower and the Guarantors party thereto in substantially the form attached as Exhibit I.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Expense” shall mean, for any period, the gross cash interest expense (including the interest component of Capitalized Leases), of the Parent and its Subsidiaries on a consolidated basis for such period, including, without limitation or duplication, (a) cash interest expense in respect of the Loans and all other outstanding Indebtedness, (b) commissions, discounts and other fees and charges payable in connection with letters of credit, and (c) net payments payable in connection with all Hedging Agreements involving interest rates (including amortization of any discount), all as determined in accordance with GAAP.

“Interest Payment Date” shall mean (a) as to any Eurodollar Loan having an Interest Period of two weeks or one, two or three months, the last day of such Interest Period, (b) as to any Eurodollar Loan having an Interest Period of more than three months, the last day of such Interest Period and, in addition, each date during such Interest Period that would be the last day of an Interest Period commencing on the same day as the first day of such Interest Period but having a duration of three months or any integral multiple thereof and (c) with respect to ABR Loans, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a conversion from ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending two weeks thereafter or on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, three, six, nine or twelve months thereafter, as the Borrower may elect in the related notice delivered pursuant to

Sections 2.03 or 2.05; provided, however, that, to be available as an Interest Period hereunder, any two week, nine month or twelve month Interest Period requested by the Borrower must be available to all of the Lenders; provided, further, that (a) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) no Interest Period shall end later than the Termination Date.

“Investment Property” shall mean all of the Borrower’s and Guarantors’ investment property, as such term is defined in the New York Uniform Commercial Code, whether now owned or hereafter acquired, including, but not limited to, all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“Investment Property Control Agreement” shall mean an agreement in writing substantially in the form of Exhibit M attached hereto or in form and substance reasonably satisfactory to the Collateral Agents, by and among the Borrower or any Guarantor, as the case may be, and any securities intermediary, commodity intermediary or other Person who has custody, control or possession of any Investment Property.

“Investments” shall mean any stock, evidence of indebtedness or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guarantee of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), and any purchase or acquisition of (a) any security of another Person or (b) a line of business, or all or substantially all of the assets, of any Person.

“Issuing Lender” shall mean JPMCB or CITI (or any of their banking affiliates), each in its capacity as the issuer of Letters of Credit hereunder, and their successors in such capacity as provided in Section 2.02(i), and one or more other Lenders, which other Lenders shall be reasonably satisfactory to the Borrower and the Agents.  The Issuing Lender may, in its reasonable discretion, in consultation with the Borrower, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Jet Fuel Supply Agreement” shall mean that certain Jet Fuel Supply Agreement, entered into effective as of October 21, 2003, as amended from time to time, among the Borrower, UAFC and MSCG, pursuant to which MSCG will supply jet fuel for the Borrower’s domestic operations, will assume certain of the Borrower’s and UAFC’s existing supply and third-party sale agreements and will sublease certain of the Borrower’s and UAFC’s existing infrastructure agreements.

“JFK” shall mean New York’s John F. Kennedy (JFK) International Airport.

“Joint Commitment Letter” shall mean that certain Amended and Restated Joint Commitment Letter dated as of November 16, 2005 among the Agents, JPMSI, CGMI, GE Capital and the Borrower.

“Joint Lead Arrangers” shall mean JPMSI and CGMI.

“JPMCB” shall have the meaning set forth in the first paragraph of this Agreement.

“JPMSI” shall have the meaning set forth in the first paragraph of this Agreement.

“LC Disbursement” shall mean a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate maximum undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Tranche A Lender at any time shall be its Tranche A Commitment Percentage of the LC Exposure at such time.

“Lenders” shall mean the Tranche A Lenders and the Tranche B Lenders.

“Letter of Credit” shall mean (a) any irrevocable letter of credit issued pursuant to Section 2.02, which letter of credit shall be (i) a standby letter of credit, (ii) issued for purposes that are consistent with the ordinary course of business of the Borrower or any Guarantor, (iii) denominated in Dollars and (iv) otherwise in such form as may be reasonably approved from time to time by the Agents and the applicable Issuing Lender and (b) each Existing DIP Facility Letter of Credit.  On the Closing Date, each Existing DIP Facility Letter of Credit shall be deemed for all purposes herein to be a Letter of Credit issued pursuant to Section 2.02 and to constitute usage of the Total Tranche A Commitment.

“Letter of Credit Account” shall mean the account established by the Borrower under the sole and exclusive control of the Paying Agent maintained at the office of the Paying Agent at 270 Park Avenue, New York, New York 10017 designated as the “United Airlines LC Account” that shall be used solely for the purposes set forth herein.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.20.

“LGA” shall mean New York’s LaGuardia Airport.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Paying Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Paying Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean (a) any mortgage, deed of trust, pledge, hypothecation, security interest, easement (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-ways, reservations, encroachments, zoning and other land use restrictions, claim or any other title defect, lease, encumbrance, restriction, lien or charge of any kind whatsoever, (b) the interest of a vendor or a lessor under any conditional sale, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) and (c) in the case of securities, any purchase option, call or similar right or interest of a third party with respect to such securities (other than employee stock option plans).

“Loan” shall mean, collectively, the Tranche A Loans and the Tranche B Loans.

“Loan Documents” shall mean this Agreement, the Letters of Credit (including applications for Letters of Credit and related reimbursement agreements), the Collateral Documents, the Intercreditor Agreement and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered to the Paying Agent, the Agents, the Collateral Agents or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Material Adverse Change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and the Guarantors, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents and the Lenders thereunder, or (c) the ability of the Borrower or any Guarantor to perform its respective obligations under the Loan Documents.

“Material Agreement” shall mean any credit agreement, indenture, or other agreement related to indebtedness of the Borrower or any Guarantor for borrowed money in excess of $40,000,000 (other than this Credit Agreement and the other Loan Documents).

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), of any one or more of the Borrower and Guarantors in an aggregate principal amount exceeding $40,000,000.

“Maturity Date” shall mean February 1, 2012.

“Minority Lenders” shall have the meaning given such term in Section 10.08(b).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morgan Lewis” shall have the meaning given such term in Section 10.04(a).

“Mortgaged Collateral” shall mean all of the “Collateral” as defined in the Aircraft Mortgage (including any Mortgage Supplement), defined to include, without limitation, all aircraft, spare engines, spare parts inventory and QEC Kits included within the Collateral.

“Mortgage Supplement” shall have the meaning set forth in the Aircraft Mortgage.

“MSCG” shall mean Morgan Stanley Capital Group Inc.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Multiple Employer Plan” shall mean a Single Employer Plan, which (a) is maintained for employees of the Borrower or an ERISA Affiliate and at least one person (as defined in Section 3(9) of ERISA) other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.

“Non-Primary Routes” shall mean all of the Routes other than the Primary Routes.

“Obligations” shall mean the unpaid principal of and interest on (including interest, reasonable fees and reasonable out-of-pocket costs accruing after the maturity of the Loans and interest, reasonable fees and reasonable out-of-pocket costs accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or costs is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document, any treasury, depository and cash management services and automated clearing house transfers of funds services provided by a Lender or any of its banking Affiliates, but not any other Person, as permitted by Section 6.03(g), any foreign exchange contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign exchange rates and currency values and any interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates, in each case to the extent that the Indebtedness related to such contract or agreement is owing to a Lender or any of its banking Affiliates and is permitted to be secured pursuant to Section 6.01(dd), or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, reasonable fees, indemnities, reasonable out-of-pocket costs, reasonable out-of-pocket expenses (including all reasonable fees, charges and disbursements of counsel to any Agent or Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Officer’s Certificate” shall mean, as applied to the Borrower or any Guarantor, a certificate executed by a Responsible Officer of such Person in his/her capacity as such.

“Other Taxes” shall mean any and all present or future stamp, mortgage, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parked” shall mean, as to any Aircraft, that such Aircraft has been removed from service and is not intended to be used for scheduled service for a period in excess of thirty (30) days, including, without limitation, those Aircraft that have been Stored, other than Aircraft temporarily grounded for maintenance being actively conducted.

“Patent Security Agreement” shall mean that certain Patent Security Agreement as defined in Section 4.01(f), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Participant” shall have the meaning given such term in Section 10.02(d).

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act.

“Paying Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Payroll Accounts” shall mean depository accounts used only for payroll.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Acquisition” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by the Parent, the Borrower or any Guarantor (other than the Parent) of all or substantially all the assets of, or all the Equity Interests in, a Person or a division, line of business or other business unit of a Person but only so long as:

(a)           (i) no Event of Default has occurred and is continuing immediately prior or immediately after giving effect to the Transactions and (ii) all transactions related thereto are consummated in all material respects in accordance with applicable laws;

(b)           the Borrower has delivered to the Agents an Officer’s Certificate to the effect set forth in clause (a) above, together with the relevant financial information for the Person or assets to be acquired;

(c)           the Borrower has provided the Agents with written notice ten (10) days prior to a Permitted Acquisition and copies of the material acquisition documents promptly after consummation of such acquisition; and

(d)           the aggregate amount extended for such acquisition is in compliance with Section 6.10(u).

“Permitted Investments” shall mean:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           direct obligations of state and local government entities in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P or A-3 (or the equivalent thereof) from Moody’s;

(c)           obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States of America), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof;

(d)           investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, which have a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;

(e)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and which has a long term unsecured debt rating of at least A from S&P and A-2 from Moody’s (or is the principal banking Subsidiary of a bank holding company that has such ratings);

(f)            fully collateralized repurchase agreements with a term of not more than six (6) months for underlying securities that would otherwise be eligible for investment;

(g)           Investments of money in an investment company organized under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in (a) through (f) above.  This could include, but not be limited to, money market funds or short-term and intermediate bonds funds; and

(h)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” shall mean: (a) Liens imposed by law (other than Liens imposed under Environmental Laws and any Lien imposed under ERISA) for taxes, assessments, levies or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (b) Liens of landlords, carriers, warehousemen, consignors, mechanics, materialmen and other Liens (other than Liens imposed under Environmental Laws and any Lien imposed under ERISA) in existence on the Closing Date (which, in the case of Real Property Assets, are specified in the applicable Real Estate Mortgage) or thereafter imposed by law and created in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 5.05; (c) Liens (other than any Lien imposed under ERISA) incurred or deposits made (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, reservations, encroachments, land use restrictions or encumbrances, which (i) do not interfere materially with the ordinary conduct of the business of the Borrower or any Guarantor, as the case may be, (ii) do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Guarantor, as the case may be and (iii) do not materially adversely affect the marketability of the applicable property; (e) letters of credit or deposits in the ordinary course to secure leases; (f) in the case of Real Property Assets, those Liens specified in the applicable Real Estate Mortgage; and (g) extensions, renewals or replacements of any Lien referred to in paragraphs (a) through (e) above, provided, that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or Governmental Authority or any agency or political subdivision thereof.

“Petty Cash Accounts” shall mean domestic or foreign deposit accounts of the Borrower and Guarantors holding aggregate balances in an amount not to exceed $25,000,000 at any one time.

“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

“Plan of Reorganization” shall mean the Debtors’ First Amended Joint Plan of Reorganization pursuant to Chapter 11 of the United States Bankruptcy Code, dated October 20, 2005, together with all schedules and exhibits thereto, as confirmed by the Confirmation Order, together with any amendments, supplements or modifications thereto that have been approved or authorized by the Bankruptcy Court prior to the Closing Date.

“Pledge Agreement” shall mean that certain Pledge Agreement as defined in Section 4.01(c), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Primary Foreign Slots” shall mean the Foreign Slots set forth on Schedule 1.01(b), as such Schedule may be amended from time to time pursuant to Section 5.13(c).

“Primary Gate Interests” shall mean the Gate Interests used by the Borrower to conduct scheduled nonstop operations from the points listed on Schedule 1.01(e) servicing the Primary Routes, to the extent such space is used for the operation of such flights.

“Primary Routes” shall mean the Routes set forth on Schedule 1.01(c), as such Schedule may be amended from time to time pursuant to Section 5.18(b).

“Primary Slots” shall mean those certain Slots located at LGA, DCA, JFK and any other Slots that may be transferred for consideration, all as set forth on Schedule 1.01(h), as such schedule may be amended from time to time pursuant to Section 5.12(c); provided that those certain Slots at LGA and JFK shall be excluded from Primary Slots if no Slot regulations apply at such airports.

“Primary Supporting Route Facilities” shall mean the Supporting Route Facilities of the Borrower and, if applicable, a Guarantor, at the airports listed on Schedule 1.01(f), necessary to operate, or otherwise used in support of, the operation of scheduled service over the applicable Primary Route.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“QEC Kits” shall mean the quick engine change kits of the Borrower and any applicable Guarantor.

“Real Estate Appraiser” shall mean, in the case of the Real Property Assets, (a) CB Richard Ellis Inc., with respect to that certain parcel of real property located at 1200 Algonquin Road, Elk Grove Village, Illinois 60007, (b) National Valuation Consultants, Inc., with respect to the Denver Training Facility, or (c) such other appraisal firms as may be retained by the Agents, in consultation with the Borrower, from time to time.

“Real Estate Mortgages” shall mean, collectively, (a) that certain Real Estate Mortgage, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement and that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement, each dated the date hereof, by the Borrower to the Collateral Agents, in substantially the form of Exhibit A and (b) each other mortgage granted pursuant to the terms hereof, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Real Property Assets” shall mean those certain parcels of real property owned in fee by the Borrower and located at (i) 1200 Algonquin Road, Elk Grove Village, Illinois 60007 and (ii) the Denver Training Facility and together with, in each case, all buildings, improvements, facilities, appurtenant fixtures and equipment, easements and other property and rights incidental or appurtenant to the ownership of such parcel of real property (as each such real property is more particularly described in the applicable Real Estate Mortgage) (including, without limitation, all Collateral described in the applicable Real Estate Mortgage), and, from time to time, all Collateral identified in a Real Estate Mortgage granted pursuant to Section 5.15, Section 5.18 or any other provision of this Agreement, or designated as Cure Collateral.

“Redeemable Stock” shall mean any class or series of Equity Interests of any Person that by its terms or otherwise (a) is required to be redeemed prior to the Maturity Date, (b) may be required to be redeemed at the option of the holder of such class or series of Equity Interests at any time prior to the Maturity Date or (c) is convertible into or exchangeable for (i) Equity Interests referred to in clause (a) or (b) above or (ii) Indebtedness having a scheduled maturity prior to the Maturity Date.

“Register” shall have the meaning set forth in Section 10.02(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall have the meaning specified in Section 101(22) of CERCLA.

“Required Lenders” shall mean, at any time, Lenders having Tranche A Commitments at such time (or, if the Total Tranche A Commitment has been terminated, Lenders holding Tranche A Loans and LC Exposure at such time), Lenders having a Delayed Draw Tranche B Loan Commitment at such time and Lenders holding a portion of the Tranche B Loan at such time collectively representing in excess of 50% of the Total Commitment.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, vice president, controller or chief accounting officer of the Borrower or the Guarantor, if applicable, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or chief accounting officer of the Borrower or the Guarantor, if applicable.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Restricted Prepayments” shall mean, with respect to any Person, any repayment, redemption, repurchase, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value (other than through the issuance solely of Equity Interests (other than Redeemable Stock) or warrants, rights or options to acquire Equity Interests (other than Redeemable Stock)) of subordinated Indebtedness (or any transaction that has a substantially similar effect) of such Person or any Subsidiary of such Person, directly or indirectly (including by way of setoff or amendment of the terms of any subordinated Indebtedness in connection with any retirement or acquisition of such Indebtedness), which is made other than at any scheduled maturity thereof or by any scheduled repayment or scheduled sinking fund payment (collectively for this definition, a “prepayment”); provided that prepayment of the Loans shall not constitute a Restricted Prepayment.

“Rolling Twelve Months” shall mean, with respect to any date of determination, the month then ended and the eleven (11) immediately preceding months considered as a single period.

“Routes” shall mean the routes for which the Borrower or, if applicable, a Guarantor, holds or hereafter acquires the requisite authority to operate foreign air transportation pursuant to Title 49 including, without limitation, applicable frequencies, exemption and certificate authorities, Fifth-Freedom Rights and “behind/beyond rights”.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Parties” shall mean the Agents, the Collateral Agents, the Paying Agent, the Lenders and each of their respective successors and assigns.

“Security Agreement” shall mean that certain Security Agreement as defined in Section 4.01(c), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Senior Convertible Note Indenture” shall mean that certain Indenture to be entered into by and among the Parent as issuer, the Borrower as guarantor and The Bank of New York Trust Company, N.A. as Trustee, for the issuance of $726,424,000 principal amount of Senior Convertible Notes, the form of which has heretofore been furnished to the Agents, or such other indenture on terms not materially adverse to the Lenders, as determined in the reasonable judgment of the Agents.

“Senior Convertible Note Indenture-2” shall mean that certain Indenture dated as of February 1, 2006 by and among the Parent as issuer, the Borrower as guarantor and The Bank of New York Trust Company, N.A., as Trustee, for the issuance of $149,646,114 principal amount of Senior Convertible Notes or such other indenture on terms not materially adverse to the Lenders, as determined in the reasonable judgment of the Agents.

“Senior Note Indenture” shall mean that certain Indenture, dated as of February 1, 2006 for the issuance of up to $1,000,000,000 (or, as may be adjusted pursuant to the terms of the Indenture) principal amount of Senior Notes or such other indenture on terms not materially adverse to the Lenders, as determined in the reasonable judgment of the Agents.

“SGR Security Agreement” shall mean that certain Slot, Gate and Route Security and Pledge Agreement as defined in Section 4.01(d), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or an ERISA Affiliate or (b) was so maintained and in respect of which the Borrower could reasonably be expected to have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.

“Slot” shall mean all of the rights and operational authority of the Borrower and, if applicable, a Guarantor, now held or hereafter acquired, to conduct one Instrument Flight Rule (as defined under the FAA regulations) or scheduled landing or takeoff operation at a specific time or during a specific time period at any airport in the United States at which landing or takeoff operations are restricted, including, but not limited to, slots, arrival authorizations, and other similar landing or takeoff authorities, whether pursuant to FAA, DOT or local airport regulations, including Title 14, federal or local statute or otherwise, now or hereinafter in effect; so long as such restrictions shall be or remain in effect at such airport.

“Spare Engine” shall have the meaning set forth in the Aircraft Mortgage.

“Spare Parts” shall have the meaning set forth in the Aircraft Mortgage.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Paying Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stored” shall mean, as to any Aircraft, Engine or Spare Engine (as each is defined in the Aircraft Mortgage), that such Aircraft, Engine or Spare Engine has been stored (a) with a low expectation of a return to service and (b) in a manner intended to minimize the rate of environmental degradation of the structure and components of such Aircraft, Engine or Spare Engine (as the case may be) during such period.

“Subsidiary” shall mean, with respect to any Person (in this definition referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership or membership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Supporting Route Facilities” shall mean gates, ticket counters and other facilities assigned, allocated, leased, or made available to the Borrower at non-U.S. airports used in the operation of scheduled service over a Route.

“Swap Termination Value” means, in respect of any contract or agreement relating to Indebtedness permitted by 6.03(f), after taking into account the effect of any legally enforceable netting agreement relating to such contract or agreement, (a) for any date on or after the date such contract or agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such contract or agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such contract or agreement (which may include a Lender or any Affiliate of a Lender).

“Tax Sharing Agreement” shall mean an agreement among the Parent and certain of its Subsidiaries providing for tax sharing and/or tax allocation between the parties thereto which agreement shall be reasonably satisfactory to the Agents.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the acceleration of the Loans and the termination of the Total Commitment in accordance with the terms hereof.

“Termination Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) an event described in Section 4068 of ERISA, (c) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, (d) the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (e) the imposition of Withdrawal Liability or receipt of notice from a Multiemployer Plan that such liability may be imposed, (f) a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, (h) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, (i) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (j) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, or (k) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC in the ordinary course).

“Title 14” shall mean Title 14 of the United States Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.

“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supersedes such provisions.

“Total Commitment” shall mean, at any time, the sum of the Total Tranche A Commitment (or, if the Total Tranche A Commitment has been terminated, the Tranche A Total Commitment Usage at such time), the Total Delayed Draw Tranche B Loan Commitment (only until the Delayed Draw Tranche B Loan Commitment Termination Date shall have occurred) and the Total Tranche B Commitment at such time.

“Total Commitment Percentage” shall mean, at any time, with respect to each Tranche A Lender or Tranche B Lender, the percentage obtained by dividing such Lender’s Tranche A Commitment, Delayed Draw Tranche B Loan Commitment and/or Tranche B Commitment, as the case may be, by the Total Commitment at such time.

“Total Delayed Draw Tranche B Loan Commitment” shall mean, at any time, the sum of the Delayed Draw Tranche B Commitments at such time.

“Total Tranche A Commitment” shall mean, at any time, the sum of the Tranche A Commitments at such time.

 “Total Tranche B Commitment” shall mean, at any time, the outstanding amount of the Tranche B Loan at such time.

“Trademark Security Agreement” shall mean that certain Trademark Security Agreement as defined in Section 4.01(f), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Tranche A Commitment” shall mean the commitment of each Tranche A Lender to make Tranche A Loans hereunder in the amount set forth opposite its name in Annex A hereto or as may be subsequently set forth in the Register from time to time, as the case may be, and as may be reduced from time to time pursuant to Section 2.10 and Section 2.11.

“Tranche A Commitment Percentage” shall mean, at any time, with respect to each Tranche A Lender, the percentage obtained by dividing its Tranche A Commitment at such time by the Total Tranche A Commitment or, if the Tranche A Commitments have been terminated, the Tranche A Commitment Percentage of each Tranche A Lender that existed immediately prior to such termination.

“Tranche A Lender” shall mean each Lender having a Tranche A Commitment.

“Tranche A Loan” shall have the meaning set forth in Section 2.01(a).

“Tranche A Total Commitment Usage” shall mean at any time, the sum of (a) the aggregate outstanding principal amount of all Tranche A Loans and (b) the aggregate LC Exposure at such time.

“Tranche B Commitment” shall mean the commitment of each Tranche B Lender to make such amount of the Tranche B Loan hereunder in the amount set forth opposite its name in Annex A hereto or as may be subsequently set forth in the Register from time to time, as the case may be.

“Tranche B Commitment Percentage” shall mean, at any time, with respect to each Tranche B Lender, the percentage obtained by dividing its Tranche B Commitment at such time by the Total Tranche B Commitment.

“Tranche B Lender” shall mean each Lender having a Tranche B Commitment and/or a Delayed Draw Tranche B Loan Commitment.

“Tranche B Loan” shall have the meaning set forth in Section 2.01(b).

“Transactions” shall mean the execution, delivery and performance by the Borrower and Guarantors of this Agreement and the other Loan Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Collateral Agents, the borrowing of Loans, the use of the proceeds thereof and the request for and issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UAFC” shall mean United Aviation Fuels Corporation.

“United States Citizen” shall have the meaning set forth in Section 3.02.

“Unrestricted Cash” shall mean all cash and Permitted Investments of the Borrower or any Guarantor held in an account (other than Escrow Accounts, Payroll Accounts, Petty Cash Accounts and proceeds of insurance claims temporarily held pursuant to Section 2.11(b)) maintained at one of the Agents or an account at another bank or financial institution which account is the subject of a Control Agreement that has been executed and delivered to the Collateral Agents.

“Unused Total Tranche A Commitment” shall mean, at any time, (a) the Total Tranche A Commitment less (b) the Tranche A Total Commitment Usage.

“Use or Lose Rule” shall mean with respect to Slots or Foreign Slots, as the case may be, the terms of 14 C.F.R. Section 93.227 or other applicable utilization requirements issued by the FAA, other Governmental Authorities, any Foreign Aviation Authorities or any Airport Authorities.

“Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA and shall include liability that results from either a complete or partial withdrawal.

SECTION 1.02       Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) ”knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrower or the Guarantors, the actual knowledge of any Responsible Officer.

SECTION 1.03       Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agents that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if either Agent (in consultation with the other Agent) notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Upon any such request for an amendment, Borrower, the Required Lenders and the Agents agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating the Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

SECTION 2.           AMOUNT AND TERMS OF CREDIT

SECTION 2.01       Commitments of the Lenders.

(a)           Tranche A Revolving Commitment.  (i) Each Tranche A Lender severally, and not jointly with the other Tranche A Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans (each a “Tranche A Loan” and collectively, the “Tranche A Loans”) to the Borrower at any time and from time to time during the Availability Period in an aggregate principal amount not to exceed, when added to such Tranche A Lender’s Tranche A Commitment Percentage of its LC Exposure, the Tranche A Commitment of such Lender, which Tranche A Loans may be repaid and reborrowed in accordance with the provisions of this Agreement.  At no time shall the sum of the then outstanding aggregate principal amount of the Tranche A Loans plus the LC Exposure exceed the Total Tranche A Commitment of $200,000,000 as the same may be reduced from time to time pursuant to Section 2.10 and Section 2.11.

(ii)           Each Borrowing of a Tranche A Loan shall be made from the Tranche A Lenders pro rata in accordance with their respective Tranche A Commitments; provided, however, that the failure of any Tranche A Lender to make any Tranche A Loan shall not in itself relieve the other Tranche A Lenders of their obligations to lend.

(b)           Tranche B Term Loan Commitment.  (i)  Each Tranche B Lender, severally and not jointly with the other Tranche B Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make available to the Borrower a term loan in an aggregate principal amount equal to such Tranche B Lender’s Tranche B Commitment (collectively and together with the Delayed Draw Tranche B Loan, if made, as set forth in Section 2.01(c), the “Tranche B Loan”).  Upon the satisfaction (or waiver) of the conditions set forth in Section 4.01, each Tranche B Lender shall make its portion of the Tranche B Loan to the Borrower in the amount equal to such Tranche B Lender’s Tranche B Commitment Percentage of $2,450,000,000.  Once repaid, the Tranche B Loan may not be reborrowed and the Total Tranche B Commitment shall be automatically and permanently reduced by an amount equal to the amount so repaid.

(ii)           The Tranche B Loan shall be made by the Tranche B Lenders pro rata in accordance with their respective Tranche B Commitment; provided, however, that the failure of any Tranche B Lender to make its Tranche B Loan shall not in itself relieve the other Tranche B Lenders of their obligations to lend.

(c)           Delayed Tranche B Loan Availability. (i)  Each Tranche B Lender, severally and not jointly with the other Tranche B Lenders, agrees, upon the terms and subject to the conditions hereinafter set forth, to make available to the Borrower an additional Tranche B Loan (the “Delayed Draw Tranche B Loan”) on any Business Day during the Delayed Draw Tranche B Loan Availability Period.  Upon the satisfaction (or waiver) of the conditions set forth in Section 4.03, each Tranche B Lender shall make its portion of the Delayed Draw Tranche B

Loan to the Borrower in the amount equal to such Tranche B Lender’s Delayed Draw Tranche B Loan Commitment Percentage of $350,000,000.  Once repaid, the Delayed Draw Tranche B Loan may not be reborrowed and the Total Delayed Draw Tranche B Loan Commitment shall be automatically and permanently reduced by an amount equal to the amount so repaid.  Once made, the Delayed Draw Tranche B Loan shall be a “Tranche B Loan” and a “Loan” for all purposes hereunder and shall be pari passu with all other Loans made hereunder.

(ii)           The Delayed Draw Tranche B Loan shall be made by the Tranche B Lenders holding a Delayed Draw Tranche B Loan Commitment pro rata in accordance with their respective Delayed Draw Tranche B Loan Commitments; provided, however, that the failure of any such Tranche B Lender to make its Delayed Draw Tranche B Loan shall not in itself relieve the other Tranche B Lenders of their obligations to lend.

(d)           Type of Borrowing.  Other than as otherwise provided in Section 2.03(b), each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(e)           Amount of Borrowing.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Total Tranche A Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.02(f).  Borrowings of more than one Type may be outstanding at the same time.

(f)            Limitation on Interest Period.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.02       Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of one or more Letters of Credit for its own account, in a form reasonably acceptable to the Agents, the Issuing Lender and the Borrower at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  At no time shall a Letter of Credit be issued if the sum of the then outstanding aggregate principal amount of the Tranche A Loans plus the LC Exposure (inclusive of the amount of such proposed Letter of Credit) would exceed the Total Tranche A Commitment of $200,000,000, as the same may be reduced from time to time pursuant to Sections 2.10 and 2.11.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall either provide (i) telephonic notice promptly followed by written notice or (ii) hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender (which approval shall not be unreasonably withheld, delayed or conditioned)) to the Issuing Lender and the Paying Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit; provided, that to the extent such standard form is inconsistent with the Loan Documents, the Loan Documents shall control.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure (together with the then outstanding aggregate principal amount of the Tranche A Loans) shall not exceed $200,000,000.  No Issuing Lender (other than the Paying Agent or an Affiliate thereof) shall permit any such issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from either Agent (in consultation with the other Agent) that it is then permitted under this Agreement.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Maturity Date.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment, renewal or extension of a Letter of Credit including any amendment increasing the amount thereof), including, without limitation, each Existing DIP Facility Letter of Credit that is deemed to be a Letter of Credit hereunder, and without any further action on the part of the Issuing Lender or the Tranche A Lenders, the Issuing Lender hereby grants to each Tranche A Lender, and each Tranche A Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Tranche A Lender’s Tranche A Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Tranche A Lender hereby absolutely and unconditionally agrees to pay to the Paying Agent, for the account of the Issuing Lender, such Tranche A Lender’s Tranche A Commitment Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Tranche A Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence of an Event of Default or reduction or termination of the Tranche A Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Paying Agent an amount equal to such LC Disbursement not later than the first Business Day following the date the Borrower receives notice of such LC Disbursement; provided, that, to the extent not reimbursed and, subject to the satisfaction (or waiver) of the conditions to borrowing set forth herein, including, without limitation, making a request in accordance with Section 2.03(a) that such payment shall be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  If the Borrower fails to make such payment when due (including by a Borrowing), the Paying Agent shall notify each Tranche A Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Tranche A Lender’s Tranche A Commitment Percentage thereof.  Promptly following receipt of such notice, each Tranche A Lender shall pay to the Paying Agent its Tranche A Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Tranche A Loans made by such Tranche A Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Tranche A Lenders), and the Paying Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Tranche A Lenders.  Promptly following receipt by the Paying Agent of any payment from the Borrower pursuant to this paragraph, the Paying Agent shall distribute such payment to the Issuing Lender or, to the extent that Tranche A Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Tranche A Lenders and the Issuing Lender as their interests may appear.  Any payment made by a Tranche A Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Tranche A Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Paying Agent, the Agents, the Tranche A Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided, that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Lender shall promptly notify the Paying Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Tranche A Lenders with respect to any such LC Disbursement in accordance with the terms herein.

(h)           Interim Interest.  If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse (including by a Borrowing) such LC Disbursement in full not later than the first Business Day following the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.07 shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Tranche A Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Tranche A Lender to the extent of such payment.

(i)            Replacement of the Issuing Lender.  Any Issuing Lender may be replaced at any time by written agreement among the Borrower, the Agents, the replaced Issuing Lender and the successor Issuing Lender.  The Agents shall notify the Tranche A Lenders of any such replacement of the Issuing Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.20.  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this

Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Replacement of Letters of Credit; Cash Collateralization.  Upon or prior to the occurrence of the Termination Date the Borrower shall (i) cause all Letters of Credit which expire after the Termination Date to be returned to the Issuing Lender undrawn and marked “cancelled” or (ii) if the Borrower is unable to do so in whole or in part either (A) provide one or more “back-to-back” letters of credit to one or more Issuing Lenders in a form reasonably satisfactory to each such Issuing Lender that is a beneficiary of such “back-to-back” letter of credit and the Agents, issued by a bank reasonably satisfactory to each such Issuing Lender and the Agents, and/or (B) deposit cash in the Letter of Credit Account, the sum of (A) and (B) of the foregoing sentence to be in an aggregate amount equal to 102% of the then undrawn stated amount of all LC Exposure (less the amount, if any, then on deposit in the Letter of Credit Account) as collateral security for the Borrower’s reimbursement obligations in connection therewith, such cash to be promptly remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of such reimbursement obligations in whole or in part (“Cash Collateralization”). The Paying Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Paying Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrower’s risk and reasonable expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Paying Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time and paid over to the Borrower when such Letters of Credit are terminated or cancelled or when the reimbursement obligations have been satisfied, provided no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred or is continuing.

(k)           Issuing Lender Agreements.  Unless otherwise requested by the Paying Agent, each Issuing Lender shall report in writing to the Paying Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed, or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Lender shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from either Agent (in consultation with the other Agent) that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure, and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Paying Agent shall reasonably request.

SECTION 2.03       Requests for Borrowings.

(a)           Tranche A Loans.  Unless otherwise agreed to by the Agents in connection with making the initial Loans, to request a Borrowing of Tranche A Loans, the Borrower shall notify the Paying Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing (subject, in the case of an ABR Borrowing, to the last sentence of this Section 2.03(a)); provided, that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.02(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Paying Agent of a written Borrowing Request in a form approved by the Paying Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01(a):

(i)            the aggregate amount of the requested Borrowing (which shall not be less than $5,000,000 (and integral multiples of $1,000,000) in the case of a Eurodollar Borrowing and $1,000,000 (and integral multiples of $100,000) in the case of an ABR Borrowing);

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03(a), the Paying Agent shall advise each Tranche A Lender of the details thereof and of the amount of such Tranche A Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding anything to the contrary contained herein, with respect to an ABR Borrowing in an aggregate amount of $20,000,000 or less, the Lenders shall make such Borrowings available to the Paying Agent and the Paying Agent shall disburse such Borrowings in accordance with the Borrower’s instructions consistent with this Agreement by 3:00 p.m., New York City time, on the same Business Day that the Borrower gives notice to the Paying Agent of such Borrowing by 12:00 p.m., New York City time.

(b)           Tranche B Loan.  To request the initial Borrowing of the Tranche B Loan or the Delayed Draw Tranche B Loan, the Borrower shall notify the Paying Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing (subject, in the case of an ABR Borrowing, to the last sentence of this Section 2.03(b)).  Such telephonic notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Paying Agent of a written Borrowing Request in a form approved by the Paying Agent and signed by the Borrower.  Such telephone and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)            the aggregate amount of the requested Borrowing (which shall not be less than $5,000,000 (and integral multiples of $1,000,000) in the case of a Eurodollar Borrowing and $1,000,000 (and integral multiples of $100,000) in the case of an ABR Borrowing);

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          the portion of the Borrowing that is to be an ABR Borrowing and that is to be a Eurodollar Borrowing; and

(iv)          in the case of such portion of the Borrowing that is a Eurodollar Borrowing, the initial Interest Period applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any portion of the requested Borrowing that is to be a Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of the Borrowing Request in accordance with this Section 2.03(b), the Paying Agent shall advise each Tranche B Lender of the details thereof and of the amount of such Tranche B Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04       Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, or such earlier time as may be reasonably practicable, to the account of the Paying Agent most recently designated by it for such purpose by notice to the Lenders.  The Paying Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Paying Agent and designated by the Borrower in the applicable Borrowing

Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.02(e) shall be remitted by the Paying Agent to the Issuing Lender.

(b)           Unless the Paying Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Paying Agent such Lender’s share of such Borrowing, the Paying Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Paying Agent, then the applicable Lender and the Borrower severally agree to pay to the Paying Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Paying Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Paying Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05       Interest Elections.  (a)  Each Borrowing of Tranche A Loans and the Borrowing of the Tranche B Loan initially shall be of the Type or, in the case of the Tranche B Loan, Types specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowings to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Tranche A Loans or Tranche B Loan, as the case may be, comprising such Borrowing, and the Tranche A Loans and Tranche B Loan, as the case may be, comprising each such Type shall be considered a separate Borrowing. No more than ten (10) Borrowings of Eurodollar Loans may be outstanding at any one time.

(b)           To make an Interest Election Request pursuant to this Section, the Borrower shall notify the Paying Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03(a) or Section 2.03(b) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Paying Agent of a written Interest Election Request in a form approved by the Paying Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Paying Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06       Interest on Loans.

(a)           Subject to the provisions of Section 2.07, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is based on the Prime Rate, a year with 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus 2.75%.

(b)           Subject to the provisions of Section 2.07, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period in effect for such Borrowing plus 3.75%.

(c)           Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date and after the Termination Date on written demand and (with respect to Eurodollar Loans) upon any repayment or prepayment thereof (on the amount prepaid); provided that in the event of any conversion of any Eurodollar Loan to an ABR Loan, accrued interest on such Loan shall be payable on the effective date of such conversion.

SECTION 2.07       Default Interest.  If the Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder (including, without limitation, the reimbursement pursuant to Section 2.02(e) of any LC Disbursements), whether at stated maturity, by acceleration or otherwise, the Borrower or such Guarantor, as the case may be, shall on written demand of the Paying Agent from time to time pay interest, to the extent permitted by law, on all Loans and overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or when the Alternate Base Rate is applicable and is based on the Prime Rate, a year with 365 days or 366 days in a leap year) equal to (a) the rate then applicable for such Borrowings plus 2.0% and (b) in the case of all other amounts, the rate applicable for ABR Loans plus 2.0%.

SECTION 2.08       Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Paying Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable Adjusted LIBO Rate, the Paying Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the Borrower and the Lenders, and any request by the Borrower for a Borrowing of Eurodollar Loans (including pursuant to a refinancing with Eurodollar Loans) pursuant to Section 2.03 shall be deemed a request for a Borrowing of ABR Loans.  After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Borrowing of Eurodollar Loans shall be deemed to be a request for a Borrowing of ABR Loans.

SECTION 2.09       Amortization of Tranche B Loan; Repayment of Loans; Evidence of Debt.

(a)           The Borrower shall repay principal of the Tranche B Loan on each semi-annual date set forth below in the aggregate principal amount set forth opposite such date (it being understood that each such amount shall be reduced proportionately if the Delayed Draw Tranche B Loan referred to in Section 2.01(c) is not made or, if made, is in an aggregate principal amount that is less than $350,000,000):

Date	Amount
August 1, 2006	$14,000,000
February 1, 2007	$14,000,000
August 1, 2007	$14,000,000
February 1, 2008	$14,000,000
August 1, 2008	$14,000,000
February 1, 2009	$14,000,000
August 1, 2009	$14,000,000
February 1, 2010	$14,000,000
August 1, 2010	$14,000,000
February 1, 2011	$14,000,000
August 1, 2011	$14,000,000
February 1, 2012	unpaid principal amount of Tranche B Loan

Once repaid, no portion of the Tranche B Loan may be reborrowed.

(b)           The Borrower hereby unconditionally promises to pay to the Paying Agent for the ratable account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Paying Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Paying Agent hereunder for the account of the Lenders and each Lender’s share thereof. The Borrower shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.

(e)           The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Paying Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Paying Agent and reasonably acceptable to the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10       Optional Termination or Reduction of Commitment.

(a)           Upon at least one (1) Business Day prior written notice to the Paying Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Unused Total Tranche A Commitment or the Total Delayed Draw Tranche B Loan Commitment; provided that each such notice shall be revocable to the extent such termination or reduction would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed.  Each such reduction of the Unused Total Tranche A Commitment or the Total Delayed Draw Tranche B Loan Commitment

shall be in the principal amount not less than $5,000,000 and in an integral multiple of $1,000,000.  Simultaneously with each reduction or termination of the Tranche A Commitment or the Total Delayed Draw Tranche B Loan Commitment, the Borrower shall pay to the Paying Agent for the account of (i) each Tranche A Lender the Commitment Fee accrued and unpaid on the amount of the Tranche A Commitment of such Tranche A Lender so terminated or reduced through the date thereof and (ii) each Tranche B Lender the Commitment Fee accrued and unpaid on the amount of the Delayed Draw Tranche B Loan Commitment of such Tranche B Lender so terminated or reduced through the date thereof.  Any reduction of the Total Tranche A Commitment or the Delayed Draw Tranche B Loan Commitment pursuant to this Section, as the case may be, shall be applied to reduce the Tranche A Commitment of each Tranche A Lender or the Delayed Draw Tranche B Loan Commitment of each Tranche B Lender, as the case may be.

(b)           The Total Delayed Draw Tranche B Loan Commitment shall automatically terminate on the last day of the Delayed Draw Tranche B Loan Availability Period.

SECTION 2.11       Mandatory Prepayment; Commitment Termination.

(a)           Within three (3) Business Days of the Borrower or any Guarantor receiving any net cash proceeds of an insurance claim, indemnity payments or other amounts received as the result of an Event of Loss (as defined in the Aircraft Mortgage) concerning an Airframe (as defined in the Aircraft Mortgage), the Borrower or such Guarantor shall deposit an amount equal to 100% of such net cash proceeds into an account that is maintained with the Paying Agent which the Borrower may use to replace such Airframe in accordance with the requirements of the Aircraft Mortgage, provided that upon the occurrence of an Event of Default prior to the use of such deposit for such purpose, such deposit may be applied by the Paying Agent to the prepayment of the Loans.

(b)           Within three (3) Business Days of the Borrower or any Guarantor receiving any net cash proceeds of an insurance claim, indemnity payments or other amounts received as the result of an Event of Loss (as defined in the Aircraft Mortgage) concerning an Engine, Spare Engine or, to the extent the value thereof exceeds $5,000,000 for such Event of Loss, Spare Parts (each as defined in the Aircraft Mortgage), the Borrower or such Guarantor shall deposit an amount equal to 100% of such net cash proceeds into an account that is maintained with the Paying Agent for such purpose which the Borrower may use to replace such Engine, Spare Engine or Spare Parts in accordance with the requirements of the Aircraft Mortgage, provided that no Event of Default, or an event which upon notice or lapse of time or both would constitute an Event of Default has occurred and is continuing and such party has (i) within 45 days after the receipt of such net cash proceeds, determined to apply such net cash proceeds to replace such Engine, Spare Engine or Spare Parts and (ii) as soon as commercially reasonable (A) and in any event within 180 days after the receipt of such net cash proceeds, has so applied such net cash proceeds or has entered into a binding contractual arrangement for such application, the amount of net cash proceeds necessary to replace such Spare Parts or (B) and in any event with 365 days after the receipt of such net cash proceeds, has so applied such net cash proceeds or has entered into a binding contractual arrangement for such application, the amount of net cash proceeds necessary to replace such Engine or Spare Engine; provided further that the Borrower shall have complied with Section 5.18(a) with respect to any such replacement.  In the event that (i) such determination or application described in the immediately preceding sentence shall not have occurred within the time periods provided, such net cash proceeds shall be applied to prepay the Loans in accordance with Section 2.11(g) or (ii) an Event of Default shall have occurred and be continuing prior to the use of such deposits for such purposes, such deposits may be applied by the Paying Agent to the prepayment of the Loans in accordance with Section 2.11(g).

(c)           Within three (3) Business Days of a Change of Control, the Borrower shall prepay the Loans in an amount equal to 100% of the then outstanding principal amount thereof.

(d)           Within three (3) Business Days of receipt by the Borrower of any proceeds of any EETC Transaction, the Borrower shall prepay the Tranche B Loans in an amount equal to the first $250,000,000 of such EETC Transaction proceeds. Each such prepayment of Tranche B Loans shall be applied pro rata among the Tranche B Lenders in accordance with each Tranche B Lender’s Tranche B Commitment Percentage.

(e)           Within three (3) Business Days of receipt by the Borrower or any Guarantor of any proceeds of a refinancing, refunding, renewal or extension which are required to be applied to prepay the Loans pursuant to the proviso to Section 6.03(t), the Borrower shall prepay the Loans in accordance with Section 2.11(g).

(f)            Within three (3) Business Days of receipt by the Borrower or any Guarantor of any proceeds from the issuance of additional Equity Interests or subordinated Indebtedness which are required to be applied to prepay the Loans pursuant to the proviso to Section 6.08(f), the Borrower shall prepay the Loans in accordance with Section 2.11(g).

(g)           Each prepayment of Loans pursuant to paragraphs (a), (b), (e) or (f) of this Section 2.11 or pursuant to Section 6.06(a) or (b) shall be applied to the Loans and to collateralization of the LC Exposure, pro rata based on the Total Commitment Percentages of the Tranche A Lenders and the Tranche B Lenders. Upon any such prepayment, the Total Tranche B Commitment and the Total Delayed Draw Tranche B Loan Commitment shall be automatically and permanently reduced in an amount equal to the amount so prepaid, provided, that if, at the time of any prepayment pursuant to this Section 2.11, the amounts to be applied to prepay the Tranche A Loans and collateralize the LC Exposure shall exceed the Tranche A Loans and the LC Exposure at such time, then such excess portion of such prepayment shall be held as Collateral for additional Tranche A Loans made hereunder, and Letters of Credit issued hereunder, subsequent to the application of such prepayment.

(h)           Upon the Termination Date, the Total Commitment shall be terminated in full and the Borrower shall repay the Loans in full and, except as the Agents may otherwise agree in writing, if any Letter of Credit remains outstanding, provide Cash Collateralization for such Letter of Credit.

(i)            All prepayments under this Section 2.11 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees and any losses, costs and expenses, as more fully described in Sections 2.14 and 2.18 hereof.  Any prepayments of the Tranche B Loan under this Section 2.11 shall be applied pro rata to the remaining scheduled amortization payments set forth in Section 2.09(a).

SECTION 2.12       Optional Prepayment of Loans.

(a)           Subject to Section 2.12(d) below, the Borrower shall have the right at any time and from time to time to prepay any Loans, in whole or in part, (i) with respect to Eurodollar Loans, upon (A) telephonic notice followed promptly by written or facsimile notice or (B) written or facsimile notice received by 1:00 p.m., New York City time, three Business Days prior to the proposed date of prepayment and (ii) with respect to ABR Loans, upon written or facsimile notice received by 1:00 p.m., New York City time, one Business Day prior to the proposed date of prepayment; provided that ABR Loans may be prepaid on the same day notice is given if such notice is received by the Agents by 12:00 noon, New York City time; provided further, however, that (A) each such partial prepayment shall be in an amount not less than $5,000,000 and in integral multiples of $1,000,000, (B) no prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.12(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 2.14, and (C) no partial prepayment of a Borrowing of Eurodollar Loans shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000.

(b)           Any prepayments under Section 2.12(a) shall be applied at the Borrower’s option, to (i) repay the outstanding Tranche A Loans of the Tranche A Lenders (without any reduction in the Total Tranche A Commitment) until the Total Tranche A Commitment shall have been wholly and permanently terminated, all Tranche A Loans shall have been paid in full (plus any accrued but unpaid interest and fees thereon) and no Letters of Credit shall be outstanding, or, if outstanding, then backed by Cash Collateralization, and/or (ii) the Tranche B Loan of the Tranche B Lenders.  All prepayments under Section 2.12(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees and any losses, costs and expenses, as more fully described in Sections 2.14 and 2.18 hereof.  Any partial prepayments of the Tranche B Loan shall be applied at the direction of the Borrower.

(c)           Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein; provided, that the Borrower may revoke any notice of prepayment under this Section 2.12 if such prepayment would have resulted from a refinancing of the Obligations hereunder, which refinancing shall not be consummated or shall otherwise be delayed.  The Paying Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(d)           All voluntary prepayments of the Tranche B Loans, in whole or in part, effected on or prior to the first anniversary of the Closing Date with the proceeds of a substantially concurrent issuance or incurrence of new term loans under a new facility shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayments if the applicable rate (or similar interest rate spread) applicable to such new term loans is or, upon the satisfaction of certain conditions, could be less than the applicable rate applicable to the Tranche B Loans on the Closing Date.

SECTION 2.13       Increased Costs.  (a)  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender;

(ii)           change the basis of taxation of payments to any Lender or the Issuing Lender of the principal of or interest on any Eurodollar Loan or any Letter of Credit or participation therein, or any fees or other amounts payable hereunder (other than changes in respect of Taxes imposed on, or measured by, the net income or overall gross receipts or franchise taxes of such Lender by the national jurisdiction in which such Lender has its principal office or in which the applicable lending office for such Eurodollar Loan is located or by any political subdivision or taxing authority therein, or by any other jurisdiction or by any political subdivision or taxing authority); or

(iii)          impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or the Issuing Lender reasonably determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts, in each case as documented by such Lender or Issuing Lender to the Borrower as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 2.15, this Section 2.13(b) shall not apply to Taxes.

(c)           A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

SECTION 2.14       Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of the occurrence and continuance an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of the occurrence and continuance an Event of Default), (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, at the request of such Lender the Borrower shall compensate such Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

SECTION 2.15       Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Paying Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Paying Agent, each Lender and the Issuing Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Paying Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Paying Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Paying Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Paying Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Paying Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)            If the Paying Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Paying Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Paying Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Paying Agent or such Lender in the event the Paying Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Paying Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.16       Payments Generally; Pro Rata Treatment.

(a)           The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13 or 2.14, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the reasonable discretion of the Paying Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Paying Agent at its offices at 270 Park Avenue, New York, New York, pursuant to wire instructions to be provided by the Paying Agent, except payments to be made directly to the Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14 and 10.04 shall be made directly to the Persons entitled thereto.  The Paying Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Paying Agent to pay fully all Obligations then due hereunder, such funds shall be applied (i) first, towards payment of Fees and expenses then due under Sections 2.18 and 10.04 payable to the Agents, the Collateral Agents and the Paying Agent, in their respective capacities as such, ratably among the parties entitled thereto in accordance with the amounts of Fees and expenses then due to such parties, (ii) second, towards payment of Fees and expenses then due under Sections 2.19, 2.20 and 10.04 payable to the Lenders and the Issuing Lender and towards payment of interest then due on account of the Tranche A Loans, Letters of Credit and Tranche B Loans, ratably among the parties entitled thereto in accordance with the amounts of such Fees and expenses and interest then due to such parties, and (iii) third, towards payment of (A) principal of the Tranche A Loans, unreimbursed LC Disbursements and Tranche B Loans then due hereunder, and (B) any obligations owing to any Lender or its banking Affiliates in connection with any Indebtedness permitted under Section 6.03(g) and any Indebtedness permitted pursuant to Section 6.03(f) to the extent such Indebtedness is secured as permitted by Section 6.01(dd) (pro rata among the holders of such Indebtedness that is secured as permitted by Section 6.01(dd)), ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements, cash management obligations and

Indebtedness permitted pursuant to Section 6.03(f) (but only to the extent such Indebtedness is secured as permitted by Section 6.01(dd)) then due to such parties.

(c)           Unless the Paying Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Paying Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Paying Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Paying Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Paying Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation.

(d)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(e), 2.04(a) or (b) 10.04(c), then the Paying Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Paying Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17       Mitigation Obligations; Replacement of Lenders.  (a)  If the Borrower is required to pay any additional amount to any Lender under Section 2.13 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to file any certificate or document reasonably requested by the Borrower, if, in the judgment of such Lender, such designation, assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If, after the date hereof, any Lender requests compensation under Section 2.13 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agents, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Agents (and if a Tranche A Commitment is being assigned, the Issuing Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at such time, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18       Certain Fees.  The Borrower shall pay to the Agents, for the respective accounts of the Paying Agent and the Lenders, the fees set forth in that certain Amended and Restated Joint Fee Letter dated as of November 16, 2005 among the Agents, JPMSI, CGMI, GE Capital and the Borrower, at the times set forth therein, and as otherwise heretofore agreed.

SECTION 2.19       Commitment Fee.  The Borrower shall pay to the Paying Agent for the accounts of the Tranche A Lenders and the Tranche B Lenders a commitment fee (the “Commitment Fee”) (i) in the case of the Tranche A Commitment, for the period commencing on the Closing Date to the Termination Date or the earlier date of termination of the Tranche A Commitment and (ii) in the case of the Delayed Draw Tranche B Loan Commitment, for the period commencing on the Closing Date to the Delayed Draw Tranche B Loan Commitment Termination Date, in each case computed (on the basis of the actual number of days elapsed over a year of 360 days) at the rate of one-half of one percent (1/2%) per annum on the average daily Unused Total Tranche A Commitment or the Delayed Draw Tranche B Loan Commitment, as the case may be.  Such Commitment Fee, to the extent then accrued, shall be payable (a) on the last Business Day of each March, June, September and December, (b) on the Termination Date with respect to the Tranche A Commitment or the Delayed Draw Tranche B Loan Commitment Termination Date with respect to the Delayed Draw Tranche B Loan Commitment, and (c) as provided in Section 2.10 hereof, upon any reduction or termination in whole or in part of the Total Tranche A Commitment or Total Delayed Draw Tranche B Loan Commitment.

SECTION 2.20       Letter of Credit Fees.  The Borrower shall pay with respect to each Letter of Credit (a) to the Paying Agent on behalf of the Tranche A Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the rate of four and one-half percent (4½%) per annum on the daily average LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) and (b) to the Issuing Lender such Issuing Lender’s customary fees for issuance, amendments and processing referred to in Section 2.02.  In addition, the Borrower agrees to pay each Issuing Lender for its account a fronting fee of one quarter of one percent (¼%) per annum in respect of each Letter of Credit issued by such Issuing Lender, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit.  Accrued fees described in this paragraph in respect of each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Termination Date.

SECTION 2.21       Nature of Fees.  All Fees shall be paid on the dates due, in immediately available funds, to the Paying Agent, as provided herein and in the fee letter described in Section 2.18.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.22       Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default, each of the Agents and each Lender (and their respective banking Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding Escrow Accounts, Payroll Accounts and other accounts held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by such Agent and each such Lender (or any of such banking Affiliates) to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of such Borrower or Guarantor now or hereafter existing under the Loan Documents, irrespective of whether or not such Agent or Lender shall have made any demand under any Loan Document and although such obligations may not have been accelerated.  Each Lender and Agent agree promptly to notify the Borrower and Guarantors after any such set-off and application made by such Lender or Agent (or any of such banking Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and the Agents under this Section are in addition to other rights and remedies which such Lender and the Agents may have upon the occurrence and during the continuance of any Event of Default.

SECTION 2.23       Security Interest in Letter of Credit Account.  The Borrower and the Guarantors hereby pledge to the Collateral Agents, for their benefit and for the ratable benefit of the other Secured Parties, and hereby grant to the Collateral Agents, for their benefit and for the ratable benefit of the other Secured Parties, a first priority security interest, senior to all other Liens, if any, in all of the Borrower’s and the Guarantors’ right, title and interest in and to the Letter of Credit Account and any direct investment of the funds contained therein.  Cash held in the Letter of Credit Account shall not be available for use by the Borrower, and shall be released to the Borrower only as described in clause (ii)(B) of Section 2.02(j).

SECTION 2.24       Payment of Obligations.  Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations.

SECTION 2.25       Defaulting Lenders.  (a)  If at any time any Lender becomes a Defaulting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Agents and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Agents nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(b)           Any Lender being replaced pursuant to Section 2.25(a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s outstanding Loans and participations in Letters of Credit, and (ii) deliver any documentation evidencing such Loans to the Borrower or the Agents.  Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans and participations in Letters of Credit, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and acceptance and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by the Borrower in connection with previous Borrowings, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)           Notwithstanding anything to the contrary contained above, any Lender that is an Issuing Lender hereunder may not be replaced at any time that it has a Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Lender have been made with respect to each such outstanding Letter of Credit and the Agents may not be replaced hereunder except in accordance with the terms of Section 8.05.

SECTION 3.           REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to make Loans and issue and/or participate in Letters of Credit hereunder, the Borrower and each of the Guarantors jointly and severally represent and warrant as follows:

SECTION 3.01       Organization and Authority.  Each of the Borrower and the Guarantors (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization and is duly qualified and in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect, (b) has the requisite corporate or limited liability company power and authority to effect the Transactions, and (c) has all requisite power and authority and the legal right to own or lease and operate its properties and pledge or mortgage Collateral, and to conduct its business as now or currently proposed to be conducted.

SECTION 3.02       Air Carrier Status.  (a)  The Borrower is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49.  The Borrower holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49.  The Borrower and the Parent are each a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”).  The Borrower possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.

(b)           No Guarantor is an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and no Guarantor holds a certificate under Section 41102 of Title 49 (other than as a result of a Guarantor becoming an “air carrier” or holding such certificate in connection with a Permitted Acquisition).

SECTION 3.03       Due Execution.  The execution, delivery and performance by each of the Borrower and the Guarantors of each of the Loan Documents to which it is a party (a) are within the respective corporate or limited liability company powers of each of the Borrower and the Guarantors, have been duly authorized by all necessary corporate or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, by-laws or limited liability company agreement (or equivalent documentation) of any of the Borrower or the Guarantors, (ii) violate any applicable law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, (iii) conflict with or result in a breach of, constitute a default under, or create an adverse liability or rights under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on the Borrower or the Guarantors or any of their properties, which, in the aggregate, would have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrower or the Guarantors other than the Liens granted pursuant to this Agreement, the other Loan Documents or in connection with the Co-Branded Agreement; and (b) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority other than (i) the filing of financing statements under the New York Uniform Commercial Code, (ii) the filings and consents contemplated by the Collateral Documents, (iii) approval of the Bankruptcy Court which approval shall have been obtained prior to the Closing Date, (iv) approvals, consents and exemptions that have been obtained prior to the Closing Date and (v) consents, approvals and exemptions that the failure to do so in the aggregate would not be reasonably expected to result in a Material Adverse Effect.  This Agreement has been duly executed and delivered by each of the Borrower and the Guarantors.  This Agreement is, and each of the other Loan Documents to which the Borrower and each of the Guarantors is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of the Borrower and each Guarantor, as the case may be, enforceable against the Borrower and the Guarantors, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04       Statements Made.  No representation or warranty or certification of the Borrower or any Guarantor contained in writing in this Agreement, any other Loan Document or in any other document, report, public or private confidential information memorandum, financial statement, certificate or other written information furnished by or on behalf of the Borrower to the Agents or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished, other than to the extent that any such statements constitute projections, budgets, estimates or other forward looking statements), taken as a whole and in light of the circumstances in which made, contains any untrue statement of a material fact or omits to state a material fact necessary to make such statements not materially misleading; and, to the extent that any such information constitutes projections, budgets, estimates or other forward looking statements, such projections, budgets, estimates or other forward looking statements were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by the Borrower or such Guarantor to be reasonable at the time such projections, budgets, estimates or other forward looking statements were furnished (it being understood that projections, budgets, estimates or other forward looking statements by their nature are inherently uncertain, that no assurances can be given that projections, budgets, estimates or other forward looking statements will be realized and that actual results in fact may differ materially from any projections, budgets, estimates or other forward looking statements provided to the Agents or the Lenders).

SECTION 3.05       Financial Statements; Material Adverse Change.

(a)           The Borrower has furnished the Agents on behalf of the Lenders with copies of (i) the audited consolidated financial statement and schedules of the Parent and its Subsidiaries for the fiscal year ended December 31, 2004, and (ii) the unaudited consolidated financial statements for the Parent and its Subsidiaries for the fiscal quarter ended September 30, 2005, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, in accordance with GAAP (subject to year end adjustments and the absence of footnotes with respect to unaudited financial statements), the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis as of such date and for such period; such balance sheets and the notes thereto disclose all liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof required to be disclosed by GAAP and such financial statements were prepared in a manner consistent with GAAP in all material respects.

(b)           Since December 31, 2004 there has been no Material Adverse Change.

SECTION 3.06       Ownership.  The Borrower is a direct wholly-owned Subsidiary of the Parent and on the Closing Date the Parent owns no other Subsidiaries, whether directly or indirectly, other than the Borrower, the Guarantors (other than the Parent) and as of the Closing Date other subsidiaries as listed on Schedule 3.06.  As of the Closing Date, other than as set forth on Schedule 3.06, (a) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of the Borrower, and (b) the Borrower owns no other Subsidiaries, whether directly or indirectly.

SECTION 3.07       Liens.  Except for the Liens existing on the Closing Date as reflected on Schedule 3.07, there are no Liens of any nature whatsoever on any assets of the Borrower or any of the Guarantors other than: (a) Permitted Liens; (b) other Liens permitted pursuant to Section 6.01 (including any waiver or amendment thereto subsequent to the Closing Date); and (c) Liens in favor of the Collateral Agents and the Lenders pursuant to the Loan Documents.  Neither the Borrower nor the Guarantors are parties to any contract, agreement, lease or instrument the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien on any assets of the Borrower or any Guarantor (other than Liens permitted pursuant to Section 6.01 (including any waiver or amendment thereto subsequent to the Closing Date)) other than (i) the Liens granted to the Collateral Agents and the other Secured Parties as provided for in this Agreement and (ii) to the extent that the terms of any mortgage or security agreement extends any Lien over an airframe or engine for parts which are subsequently installed on such airframe or engine (to the extent permitted by law).

SECTION 3.08       Compliance with Laws and Agreements.

(a)           Except for matters which could not reasonably be expected to have a Material Adverse Effect, the operations of the Borrower and the Guarantors comply in all material respects with all applicable aviation, transportation, and health and safety statutes and regulations.

(b)           To the Borrower’s and each of the Guarantor’s knowledge, neither the Borrower nor any Guarantor (nor any of its respective property or asset) is in violation of any (i) law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority or Foreign Aviation Authorities or (ii) obligation, covenant or condition contained in any Material Agreement to which it is a party or by which it or any of its property or assets is bound in any respect, which in each case, the violation of which, or a default with respect to which, would have a Material Adverse Effect.

(c)           Schedule 3.08 hereto is a true and complete listing as of the Closing Date of the Material Agreements.

SECTION 3.09       Insurance.  All policies of insurance of any kind or nature owned by or issued to the Borrower and the Guarantors, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and are of a nature and provide such coverage, including, without limitation, war risk and terrorism liability insurance, that is in an amount that is no less than the amount as is customarily carried by major United States air carriers in the United States domestic airline industry; and the Borrower and the Guarantors maintain other insurance in such amounts as is customary in the United States domestic airline industry for major United States air carriers having both substantial domestic and international operations.  In addition, the Borrower shall maintain all insurance coverage on the Mortgaged Collateral as required pursuant to the Aircraft Mortgage.

SECTION 3.10       Use of Proceeds.  The proceeds of the Loans and Letters of Credit shall be used for working capital and for other general corporate purposes of the Borrower and the Guarantors (including for the payment of fees and transaction costs as contemplated hereby and as referred to in Section 2.18).

SECTION 3.11       Litigation and Environmental Matters.  Other than as set forth on Schedule 3.11:

(a)           There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or the Guarantors, threatened against or affecting the Borrower or the Guarantors or any of their respective properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) that are reasonably likely to be determined adversely to the Borrower or the Guarantors and, if so determined adversely to the Borrower or the Guarantors, would have a Material Adverse Effect or (ii) that purport to, or could reasonably be expected to, affect the legality, validity, binding effect or enforceability of the Loan Documents or, in any material respect, the rights and remedies of the Agents, the Collateral Agents or the Lenders thereunder or in connection with the Transactions.

(b)           Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or the Guarantors (i) is currently not in compliance with any Environmental Law or requirement of any Airport Authority with respect to environmental matters or does not maintain or comply with any permit, license or other approval required under any Environmental Law or by any Airport Authority with respect to environmental matters, (ii) has become subject to any Environmental Liability, or (iii) has received written notice of any claim with respect to any Environmental Liability.

SECTION 3.12       Slot Utilization.  Except for matters which could not reasonably be expected to have a Material Adverse Effect, the Borrower and, if applicable, a Guarantor, are utilizing the Slots in a manner consistent with applicable rules, regulations, laws and contracts in order to preserve both their respective right to hold and operate the Slots, taking into account any waivers or other relief granted to the Borrower and, if applicable, a Guarantor, by the FAA, other applicable Governmental Authority or Airport Authority.  The Borrower and, if applicable, a Guarantor, have not received any written notice from the FAA, other applicable Governmental Authority or Airport Authority, and are not aware of any other event or circumstance, that would be reasonably likely to impair in any material respect their respective right to hold and operate any Slot; provided that the Borrower is aware, and has informed the Agents, that the Slot regime in place at LGA and JFK pursuant to Title 14 as of the Closing Date is set to expire on January 1, 2007, under Section 41715(a) of Title 49.

SECTION 3.13       Primary Foreign Slot Utilization.  The Borrower and, if applicable, a Guarantor, are utilizing the Primary Foreign Slots in a manner consistent with applicable regulations, foreign laws and contracts in order to preserve their respective right to hold and operate the Primary Foreign Slots.  The Borrower and, if applicable, a Guarantor, have not received any written notice from any applicable Foreign Aviation Authorities, nor are the Borrower and, if applicable, a Guarantor, aware of any other event or circumstance, that would be reasonably likely to impair in any material respect their respective right to hold and operate any Primary Foreign Slot.

SECTION 3.14       Primary Route Utilization.  The Borrower and, if applicable, a Guarantor, hold the requisite authority to operate each of the Primary Routes pursuant to Title 49, applicable foreign law, and the applicable rules and regulations of any applicable Foreign Aviation Authorities, and have, at all times after being awarded each such Primary Route, complied in all material respects with all of the terms, conditions and limitations of each such certificate or order issued by the DOT and the applicable Foreign Aviation Authorities regarding such Primary Route and with all applicable provisions of Title 49, applicable foreign law, and the applicable rules and regulations of any Foreign Aviation Authorities.  There exists no violation of such terms, conditions or limitations that gives the FAA, DOT or any applicable Foreign Aviation Authorities the right to terminate, cancel, withdraw or modify in any material adverse respect the rights of the Borrower and, if applicable, a Guarantor, in any such Primary Route.

SECTION 3.15       Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Loans or proceeds from any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b)           Neither the Borrower nor any Guarantor is or is required to be registered as an “investment company” under the Investment Company Act of 1940.  Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

SECTION 3.16       Ownership Interest in Slots, Routes and Gates.  No Guarantor (other than assets of a Guarantor acquired in connection with a Permitted Acquisition) has any right, title or interest in any of the Slots, Foreign Slots, Routes, Supporting Route Facilities or Gate Interests.

SECTION 3.17       ERISA.  Except as set forth on Schedule 3.17 and other than in connection with the bankruptcy proceedings of the Borrower, the Parent and certain of the direct and indirect subsidiaries of the Parent in the Bankruptcy Court, no Termination Event has occurred or is reasonably expected to occur.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.18       Indebtedness; Off-Balance Sheet Transactions.  Schedule 3.18 correctly sets forth the consolidated Indebtedness of the Borrower and the Guarantors as of the Closing Date.  Other than as disclosed in the notes to the financial statements described in Section 3.05, as of the Closing Date, there are no transactions, arrangements or other relationships between and/or among the Borrower, the Parent, or any of their respective affiliates (as such term is described in Rule 405 under the Securities Act of 1933, as amended) and any unconsolidated entity, including but not limited to, any structured finance, special purpose or limited purpose entity.

SECTION 3.19       Properties.

(a)           The Borrower and the Guarantors have good title to (and with respect to Real Property Assets, good and marketable title to) each of the properties and assets reflected on the financial statements referred to in Section 3.05 hereof, including, without limitation, the Real Property Assets (other than such properties or assets disposed of in the ordinary course of business since the date of such financial statements or as permitted hereunder).  As of the Closing Date, Schedule 3.19(a) is a true and complete description of (i) each parcel of real property owned or leased by the Borrower or any Guarantor and (ii) the entity who owns or leases such real property.

(b)           Each of the Borrower and the Guarantors owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business and the use thereof by such Borrower or Guarantor, to such Borrower’s or Guarantor’s knowledge, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

(c)           Neither the Borrower nor any Guarantor has received any written notice of a pending or contemplated condemnation proceeding affecting any Real Property Asset.

SECTION 3.20       Perfected Security Interests.  The Collateral Documents, taken as a whole, are effective to create in favor of the Collateral Agents, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Collateral subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  At such time as (a) financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid), (b) the Aircraft Mortgage (including, without limitation, any Mortgage Supplement) is filed for recordation with the FAA (and the appropriate fees are paid), (c) with respect to identified intellectual property registered in the United States, the Trademark Security Agreement and the Patent Security Agreement are filed in the appropriate divisions of the United States Patent and Trademark Office (and the appropriate fees are paid) and the Copyright Security Agreement is filed in the United States Copyright Office (and the appropriate fees are paid), (d) the Real Estate Mortgages are filed in the appropriate recording office (and the appropriate fees are paid), (e) execution of the Control Agreements and (f) delivery of pledged securities under the Pledge Agreement (together with appropriate stock powers) to the Agents, the Collateral Agents, for the benefit of the Secured Parties, shall have a first priority perfected security interest and/or mortgage (or comparable Lien) in all of the Collateral, subject in each case only to Liens permitted by Section 6.01 (or, in the case of the Real Property Assets, subject only to the Permitted Liens and other Liens specified in the applicable Real Estate Mortgage).

SECTION 3.21       Payment of Taxes.  Each of the Borrower and the Guarantors has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except to the extent in each case (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Guarantor, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.22       Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the initial Loans or the issuing of the initial Letter of Credit, whichever may occur first, and after giving effect to the application of the proceeds thereof, (a) the fair market value of the assets of the Borrower and the Guarantors, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property (on a going concern basis) of the Borrower and the Guarantors, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and the Guarantors, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) the Borrower and the Guarantors, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.  The amount of any contingent liability at any time shall be computed as the amount that, in light of all facts and circumstances existing at the time, represents the amount that could reasonably be expected to become an actual liability.

SECTION 3.23       Section 1110.  The Aircraft, Engines and Spare Engines listed on Schedule 3.23 represent each of the Aircraft, Engine or Spare Engines constituting Mortgaged Collateral that were first placed in service prior to October 22, 1994.

SECTION 3.24       Labor Matters.  There are no strikes, lockouts or slowdowns against the Borrower or any Guarantor (or, to the knowledge of the Borrower or the Parent, threatened) that could reasonably be expected to have a Material Adverse Effect.

SECTION 4.           CONDITIONS OF LENDING

SECTION 4.01       Conditions Precedent to Initial Loans and Initial Letters of Credit.  The obligation of the Lenders to make the initial Loans or the Issuing Lender to issue the initial Letter of Credit, whichever may occur first, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:

(a)           Supporting Documents.  The Agents shall have received for each of the Borrower and the Guarantors:

(i)            a copy of such entity’s certificate of incorporation or formation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation or formation;

(ii)           a certificate of the Secretary of State of the state of such entity’s incorporation or formation, dated as of a recent date, as to the good standing of and payment of taxes by that entity (to the extent available in the applicable jurisdiction) and as to the charter documents on file in the office of such Secretary of State;

(iii)          a certificate of the Secretary or an Assistant Secretary of that entity dated the date of the initial Loans or the initial Letter of Credit hereunder, whichever first occurs, and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors, Board of Managers or Members of that entity authorizing the

Borrowings and Letter of Credit extensions hereunder (to the extent applicable), the execution, delivery and performance in accordance with their respective terms of this Agreement, the Loan Documents and any other documents required or contemplated hereunder or thereunder and the granting of the security interest in the Letter of Credit Account and other Liens contemplated hereby or the other Loan Documents, (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii)); and

(iv)          an Officer’s Certificate from the Borrower certifying (A) as to the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the date of the initial Loans or initial Letter of Credit, whichever first occurs, except to the extent that any such representation or warranty relates to a specified date, in which case such representation or warranty shall be or was true and correct in all material respects as of such date after giving effect to the Consummation of the Plan of Reorganization and to the Transactions and (B) the absence of any event occurring and continuing, or resulting from the initial Loans or initial Letter of Credit, whichever first occurs, that constitutes an Event of Default or event which, with giving of notice or passage of time or both, would be an Event of Default.

(b)           Credit Agreement.  The Borrower and each of the Guarantors shall have duly executed and delivered to the Agents this Agreement.

(c)           Security Agreement, Pledge Agreement and Perfection Certificate.  The Borrower and each of the Guarantors shall have duly executed and delivered to the Collateral Agents a Security Agreement in substantially the form of Exhibit B (the “Security Agreement”) and a Pledge Agreement in substantially the form of Exhibit C (the “Pledge Agreement”), together with (i) any pledged Collateral (together with undated stock powers executed in blank) required to be delivered thereunder, (ii) all documents, certificates, forms and filing fees that the Collateral Agents may deem necessary to perfect and protect the liens and security interests created under the Security Agreement and Pledge Agreement, including, without limitation, financing statements in form and substance reasonably acceptable to the Collateral Agents, as may be required to grant, continue and maintain an enforceable security interest in the Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions and (iii) the perfection certificate attached as an exhibit to the Security Agreement.

(d)           SGR Security Agreement.  The Borrower shall have duly executed and delivered to the Collateral Agents a slot, gate and route security and pledge agreement, in substantially the form of Exhibit D (the “SGR Security Agreement”), together with (i) in respect of each of the Primary Slots (except the Primary Slots at Westchester County Airport located in White Plains, New York), undated slot transfer documents, executed in blank to be held in escrow by the Collateral Agents and (ii) all documents, certificates, forms and filing fees that the

Collateral Agents may deem reasonably necessary to perfect (to the extent provided in the SGR Security Agreement) and protect the liens and security interests created under the SGR Security Agreement, including, without limitation, financing statements in form and substance reasonably acceptable to the Collateral Agents, as may be required to grant, continue and maintain an enforceable security interest in the applicable Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions.

(e)           Aircraft Mortgage.  The Borrower shall have duly executed and delivered to the Collateral Agents an aircraft mortgage, in substantially the form of Exhibit E (the “Aircraft Mortgage”), and a Mortgage Supplement with respect to the Mortgaged Collateral in substantially the form annexed to the Aircraft Mortgage, together with (i) evidence of the filing for recordation with the FAA of the Aircraft Mortgage and the Mortgage Supplement (together with any other necessary documents, instruments, affidavits or certificates) as the Collateral Agent may deem reasonably necessary to perfect and protect the Liens created thereby, including, without limitation, recordings and filings with the FAA, and all filings and recording fees and taxes in respect thereof shall have been duly paid and (ii)  evidence that all other action that the Collateral Agents may deem reasonably necessary to perfect and protect the liens and security interests created under the Aircraft Mortgage and the Mortgage Supplement has been taken.  The parties hereto acknowledge and agree that any Lien described in this Agreement on the Mortgaged Collateral is a Lien in favor of the Collateral Agents for the ratable benefit of the Secured Parties.

(f)            Intellectual Property Security Agreements.  The Borrower and each applicable Guarantor shall have duly executed and delivered to the Collateral Agent a (i) Trademark Security Agreement in substantially the form of Exhibit F-1 (the “Trademark Security Agreement”), (ii) Patent Security Agreement in substantially the form of Exhibit F-2 (the “Patent Security Agreement”) and (iii) Copyright Security Agreement, in substantially the form of Exhibit F-3 (the “Copyright Security Agreement”), together with all documents, certificates, forms and filing fees that the Collateral Agent may deem reasonably necessary to perfect and protect the liens and security interests created in the identified intellectual property in the Trademark Security Agreement, the Patent Security Agreement and the Copyright Security Agreement.

(g)           Real Estate Mortgages.  The Borrower or the applicable Guarantor (as the case may be) shall have duly executed and delivered to the Collateral Agents the Real Estate Mortgages, together with (i) evidence that Real Estate Mortgages shall be recorded in all places to the extent that the Collateral Agents may deem reasonably necessary to perfect and protect the Liens created thereby, including, without limitation, recordings and filings with the appropriate agencies, and all filings and recording fees and taxes in respect thereof shall have been duly paid and (ii) evidence that all other action that the Collateral Agents may deem reasonably necessary to perfect and protect the liens and security interests created under the Real Estate Mortgages has been taken.

(h)           Appraisals and Field Audits.  The Agents shall have received, in form and substance reasonably satisfactory to them, (i) appraisals from (1) the Appraisers in respect of the Appraised Collateral (other than the Real Property Assets) and (2) the Real Estate Appraiser in

respect of the Real Property Assets and (ii) a Field Audit in respect of the Eligible Accounts Receivable.

(i)            Opinions of Counsel.  The Agents, the Lenders and the Collateral Agents shall have received:

(i)            a written opinion of Kirkland & Ellis LLP, counsel to the Borrower and the Guarantors, dated the date of the initial Loans or the issuance of the initial Letters of Credit, whichever first occurs, substantially in the form of Exhibit G-1;

(ii)           a written opinion of Vedder, Price, Kaufman & Kammholz, special counsel to the Borrower and the Guarantors, dated the date of the initial Loans or the issuance of the initial Letters of Credit, whichever first occurs, substantially in the form of Exhibit G-2;

(iii)          a written opinion of McAfee & Taft, special counsel to the Agents, dated the date of the initial Loans or the issuance of the initial Letters of Credit, whichever first occurs, substantially in the form of Exhibit G-3; and

(iv)          a written opinion with respect to each Real Estate Mortgage reasonably satisfactory to the Agents of such other local real estate counsel as the Agents may reasonably request.

(j)            Payment of Fees and Expenses.  The Borrower shall have paid to the Paying Agent the then unpaid balance of all accrued and unpaid Fees due, owing and payable under and pursuant to this Agreement, as referred to in Section 2.18 and as heretofore agreed upon by the Borrower and the Agents, and all reasonable fees and reasonable out-of-pocket expenses of the Agents, the Lead Arrangers and the Collateral Agents (including the reasonable fees and reasonable out-of-pocket expenses of counsel to the Agents) as to which invoices have been issued and presented.

(k)           Corporate and Judicial Proceedings.  All corporate and judicial proceedings and all instruments and agreements in connection with the transactions among the Borrower, the Guarantors, the Agents and the Lenders contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Agents, and the Agents shall have received all information and copies of all documents and papers, including records of corporate and judicial proceedings, which the Agents may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, governmental or judicial authorities.

(l)            Access; Compliance with Laws.  The Borrower and the Guarantors shall have granted the Agents access to and the right to inspect all reports, audits and other internal information of the Borrower and the Guarantors relating to environmental matters, and any third party verification of certain matters relating to compliance with Environmental Laws and regulations reasonably requested by the Agents, and the Agents shall be reasonably satisfied that the Borrower and the Guarantors are in compliance in all material respects with all applicable Environmental Laws and any requirements of Airport Authorities with respect to environmental matters; provided that each of the Borrower and the Guarantors shall not be required to disclose reports, audits or other internal information that is privileged and would materially adversely effect the Borrower’s or such Guarantor’s ability to defend against any claims brought against it.

(m)          Lien Searches.  The Agents shall have received UCC searches (including tax liens and judgments) conducted in the jurisdictions in which the Borrower and the Guarantors are incorporated or such other jurisdictions as the Agents may reasonably require and Lien searches conducted in the recording office of the Federal Aviation Administration as may be reasonably satisfactory to the Agents (dated as of a date reasonably satisfactory to the Agents), reflecting the absence of Liens and encumbrances on the assets of the Borrower and the Guarantors other than Liens permitted hereunder and as may be reasonably satisfactory to the Agents and (in the case of the searches conducted at the recording office of the FAA) indicating that the Borrower (or a Guarantor) is the registered owner of each of the aircraft which is intended to be covered by the Aircraft Mortgage.

(n)           Insurance.  (i) The Collateral Agents shall have received original certificates of insurance with respect to insurance maintained by the Borrower or any Guarantor, as the case may be, which certificates evidence compliance by the Borrower and the Guarantors with the insurance requirements set forth herein and in the Collateral Documents as of the Closing Date and contain signatures of duly authorized representatives of AON Risk Services or such other insurance broker as may be reasonably acceptable to the Collateral Agents.

(ii)           The Collateral Agents shall have been named as loss payees with respect to the Mortgaged Collateral and Real Property Assets, and additional insureds (as their interests may appear), on such policies of insurance of the Borrower and the Guarantors as the Collateral Agents may have reasonably requested (or as otherwise specified in the Collateral Documents).

(o)           Title/Survey.  The Collateral Agents shall have received title insurance policies with respect to each Real Property Asset from Chicago Title Insurance Company and real property surveys with respect to (i) that certain parcel of real property located at 1200 Algonquin Road, Elk Grove Village, Illinois 60007 from V3 Companies of Illinois Ltd. and (ii) the Denver Training Facility from Yistra Aker Surveying, all in form and substance reasonably satisfactory to the Collateral Agents.

(p)           Order; Plan of Reorganization.  (i) The Confirmation Order shall have been entered in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any applicable orders of the Bankruptcy Court and any applicable local rules and shall be reasonably satisfactory to the Agents, (ii) the Plan of Reorganization shall, in a manner reasonably satisfactory to the Agents, contemplate and authorize this Agreement, the Transactions and all actions to be taken, undertakings to be made and obligations to be incurred by the Borrower and the Guarantors in connection herewith and therewith (including, without limitation, the payment of all of the Fees and performance of the obligations set forth in Section 10.04 hereof) and shall not have been amended or modified unless reasonably satisfactory to the Agents, (iii) the Confirmation Order shall be in full force and effect and not subject to stay and, unless otherwise waived by the Agents (provided, that such waiver shall not be unreasonably withheld, delayed or conditioned and that prior notice to other parties in interest shall not be required with respect to any such waiver), (A) the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order shall have expired and (B) no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order shall be pending, and (iv) all conditions to the effectiveness of the Plan of Reorganization shall have been satisfied (or, with the prior written consent of the Agents, which written consent shall not be unreasonably withheld, delayed or conditioned, waived in accordance with the terms of the Plan of Reorganization, in the reasonable judgment of the Agents) and the Consummation of the Plan of Reorganization shall have occurred simultaneously with the Closing Date.

(q)           Repayment of Existing DIP Facility.  Upon Consummation of the Plan of Reorganization and the making of the initial Loans or the initial Letter of Credit, the Existing DIP Facility shall have been repaid in full and terminated, and all action necessary to release all collateral pledged to secure the Loans shall have been taken, in form and substance reasonably satisfactory to the Agents.

(r)            Consents.  All governmental and third party consents and approvals necessary or, in the reasonably discretion of the Agents, advisable in connection with the financing contemplated hereby and the continuing operations of the Borrower and the Guarantors shall have been obtained, in form and substance reasonably satisfactory to the Agents, and be in full force and effect.

(s)           Financial Statements.  The Lenders shall have received (i) audited consolidated financial statements of the Parent and the Borrower for the two most recent fiscal years ended prior to the Closing Date as to which such audited financial statements are available and (ii) unaudited interim consolidated financial statements of the Parent and the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this Section 4.01(s) as to which such financial statements are available.

(t)            No Illegality.  No law or regulation shall be applicable in the reasonable judgment of the Agents or the Lenders that restrains, prevents or imposes materially adverse conditions upon the Transactions.

(u)           Representations and Warranties.  All representations and warranties set forth in Section 3 hereof shall be true and correct in all material respects on and as of the Closing Date, after giving effect to the Consummation of the Plan of Reorganization and to the Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which event such representation or warranty shall be true and correct in all material respects as of such specified date).

(v)           No Event of Default.  After giving effect to the Consummation of the Plan of Reorganization and the Transactions, no Event of Default or event which, with the giving of notice or passage of time or both, would be an Event of Default shall have occurred and be continuing on the Closing Date.

(w)          Borrowing Request.  The Paying Agent shall have received a Borrowing Request pursuant to Section 2.03.

(x)            Projections.  The Agents and the Lenders shall have received reasonably satisfactory projections for the fiscal years 2006 through and including 2010 reflecting, among other things, transactions to be effected pursuant to the Plan of Reorganization.

(y)           Intercreditor Agreement.  The Borrower, the Agents and Chase Bank shall have executed the Intercreditor Agreement.

(z)            Eligible Collateral.  At the time the Lenders make the initial Loans or the Issuing Lender issues the initial Letter of Credit, whichever may occur first, and after giving effect thereto, the Appraised Value of the Eligible Collateral shall not be less than 165% of the sum of the aggregate outstanding amount of the Loans plus the undrawn amount of outstanding Letters of Credit issued for the account of the Borrower and the unreimbursed amount of drawings under such Letters of Credit.

(aa)         Control Agreements.  The Borrower or any Guarantor, as the case may be, shall use commercially reasonable efforts to deliver to the Collateral Agents a Control Agreement, properly executed by the Borrower or any Guarantor, as the case may be, and each bank or other financial institution (as may be specified by the Collateral Agents) at which the Borrower or any Guarantor, as the case may be, maintains deposit accounts (other than Escrow Accounts, Payroll Accounts, Petty Cash Accounts and accounts with the Agents) or has Investment Property, as the case may be.

(bb)         Environmental Due Diligence.  The Agents shall have received an ASTM compliant Phase I environmental assessment, which report shall include a visual inspection for the presence of suspect asbestos containing materials and a due diligence-level compliance assessment identifying any material non-compliances with Environmental Laws, for each Real Property Asset as they shall direct, which assessment shall be prepared by Environmental Resources Management (ERM) or other environmental consultant reasonably acceptable to the Agents and shall otherwise be in form and substance reasonably acceptable to the Agents.

(cc)         Flights.  The Agents shall have received an Officer’s Certificate of the Borrower showing the total number of nonstop flights the Borrower operated during the fiscal quarter ended December 31, 2005 serving any point in China, London’s Heathrow Airport, Osaka’s Kansai International Airport, Tokyo’s Narita Airport, Nagoya Airport, or Hong Kong International Airport from a gateway in the United States and between Hong Kong and Singapore, Hong Kong and Ho Chi Minh, Tokyo and Seoul, Tokyo and Bangkok, Tokyo and Hong Kong, Tokyo and Singapore, Tokyo and Taipei, and Nagoya and Taipei.

(dd)         Other Documentation and Information.  The Agents shall have received (i) such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower or any Guarantor, this Agreement or the Transactions and (ii) fully executed originals of the Contribution Agreement, all in form and substance reasonably satisfactory to the Agents and their counsel.

SECTION 4.02       Conditions Precedent to Each Loan and Each Letter of Credit.  The obligation of the Lenders to make each Loan and of the Issuing Lender to issue each Letter of Credit, including the initial Loan and the initial Letter of Credit, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:

(a)           Notice.  The Paying Agent shall have received a Borrowing Request pursuant to Section 2.03 with respect to such borrowing or issuance, as the case may be.

(b)           Representations and Warranties.  All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date and in such case, such representations and warranties shall be true and correct in all material respects as of such date.

(c)           No Default.  On the date of each Borrowing hereunder or the issuance of each Letter of Credit, no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing nor shall any such event occur by reason of the making of the requested Borrowing or the issuance of the requested Letter of Credit.

The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section have been satisfied or waived at that time.

SECTION 4.03               Conditions Precedent to Delayed Draw Tranche B Loan.  The obligation of the Tranche B Lenders to make the Delayed Draw Tranche B Loan is subject to the satisfaction (or waiver by Tranche B Lenders in accordance with Section 10.08) of the following conditions precedent:

(a)           Additional Collateral.  The Borrower shall have obtained unencumbered title to the airframes and engines that currently secure the 1997 EETC Facility.

(b)           Supplement or Modification to Aircraft Mortgage.  The Borrower shall have duly executed and delivered to the Collateral Agents with respect to the additional Collateral referred to in Section 4.03(a) above, a Mortgage Supplement or, if requested by the Collateral Agents, an amended and restated Aircraft Mortgage that will comply with Section 5.20 hereof and be substantially consistent with the Aircraft Mortgage, and the Collateral Agent shall have received evidence that the Mortgage Supplement or such amended and restated Aircraft Mortgage has been recorded with the FAA and any other registry as may be required in accordance with Section 5.20 hereof.

(c)           Opinions of Counsel.  The Agents and the Collateral Agents shall have received:

(i)            a written opinion of counsel to the Borrower and the Guarantors reasonably satisfactory to the Agents, dated the date of the making of the Delayed Draw Tranche B Loan, reasonably satisfactory in form and substance to the Agents; and

(ii)           a written opinion of McAfee & Taft, special counsel to the Agents, dated the date of the making of the Delayed Draw Tranche B Loan, reasonably satisfactory in form and substance to the Agents.

(d)           Insurance Designation.  The Collateral Agents shall have been named as loss payee with respect to the additional Collateral referred to in Section 4.03(a) above, and additional insured (as its interests may appear), on such policies of insurance of the Borrower and the Guarantors as the Collateral Agents may have reasonably requested with respect to such additional Collateral.

(e)           Notice.  The Paying Agent shall have received a notice with respect to the borrowing of the Delayed Draw Tranche B Loan, as required by Section 2.

(f)            Representations and Warranties.  All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the Borrowing of the Delayed Draw Tranche B Loan hereunder with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date in which case they shall have been true and correct in all material respects as of such date.

(g)           No Default.  On the date of the Borrowing of the Delayed Draw Tranche B Loan hereunder, no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing.

The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section have been satisfied or waived at that time.

SECTION 5.           AFFIRMATIVE COVENANTS

From the date hereof and for so long as any Tranche A Commitment or Tranche B Commitment shall be in effect or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back Letters of Credit delivered, in each case pursuant to Section 2.02(c)), or any amount shall remain outstanding or unpaid under this Agreement (other than contingent indemnification obligations not due and payable), the Borrower and each of the Guarantors agree that, unless the Required Lenders shall otherwise consent in writing, the Borrower and each of the Guarantors will:

SECTION 5.01       Financial Statements, Reports, etc.  Deliver to the Agents on behalf of the Lenders:

(a)           Within 90 days after the end of each fiscal year, the Parent’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of the Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of the Parent to be audited for the Parent by Deloitte and Touche LP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (without a

“going concern” or like qualification or exception and without any qualification or exception (other than with respect to the 2004 audit and the 2005 audit) as to the scope of such audit) and to be certified by a Responsible Officer of the Parent to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that documents required to be delivered pursuant to this clause (a) which are made available via EDGAR, or any successor system of the SEC, on the Parent’s Annual Report on Form 10-K shall be deemed delivered when made so available and the Agents shall have received notice that such documents have been made so available;

(b)           Within 45 days after the end of each of the first three fiscal quarters, the Parent’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided that documents required to be delivered pursuant to this clause (b) which are made available via EDGAR, or any successor system of the SEC, on the Parent’s Annual Report on Form 10-K shall be deemed delivered when made so available and the Agents shall have received notice that such documents have been made so available;

(c)           (i) concurrently with any delivery of financial statements under (a) and (b) above, a certificate of a Responsible Officer of the Parent (A) certifying that no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred, or, if such an Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail satisfactory to the Agents demonstrating compliance with the provisions of Sections 6.03, 6.04, 6.05, 6.06 and 6.10 and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; (ii) concurrently with any delivery of financial statements under (a) above, a certificate of a Responsible Officer of the Parent setting forth a list of the direct and indirect Subsidiaries (other than Immaterial Subsidiaries) of the Parent as of such date; and (iii) concurrently with any delivery of financial statements under (a) above, a certificate (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) of the accountants auditing the consolidated financial statements delivered under (a) above certifying that, in the course of the regular audit of the business of the Borrower, the Parent and its Subsidiaries, such accountants have obtained no knowledge that an Event of Default under Sections 6.04, 6.05 or 6.06 has occurred and is continuing or if, in the opinion of such accountants, such an Event of Default has occurred and is continuing, specifying the nature thereof and all relevant facts with respect thereto;

(d)           promptly after the same become publicly available, copies of all registration statements and all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be; provided that documents required to be delivered pursuant to this clause (d) which are made available via EDGAR, or any successor system of the SEC, shall be deemed delivered when made so available and the Agents shall have received notice that such documents have been made so available.

(e)           Within sixty (60) days from the last Business Day of the immediately preceding fiscal year, a detailed consolidated budget for the following 12-month period (including a projected consolidated balance sheet and related statements of projected operations and cash flow for such period) and, promptly when available, any significant revisions of such budget;

(f)            as soon as available and in any event within fifteen (15) Business Days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any Termination Event has occurred, a statement of a Responsible Officer of the Borrower describing the full details of such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate is required or proposes to take with respect thereto, together with any notices required or proposed to be given to or filed with or by the Borrower, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto;

(g)           promptly and in any event within fifteen (15) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC’s intention to terminate any Single Employer Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

(h)           if requested by either Agent (in consultation with the other Agent), promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan of the Borrower or any of its ERISA Affiliates;

(i)            within fifteen (15) Business Days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of the Borrower or any of its ERISA Affiliates to make timely payments to a Plan, a copy of any such notice filed and a statement of a Responsible Officer of the Borrower setting forth (i) sufficient information necessary to determine the amount of the lien under Section 302(f)(3), (ii) the reason for the failure to make the required payments and (iii) the action, if any, which the Borrower or any of its ERISA Affiliates proposed to take with respect thereto;

(j)            promptly and in any event within fifteen (15) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (i) the imposition of Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (iv) the amount of liability incurred, or which may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (i), (ii) or (iii) above;

(k)           promptly after any Responsible Officer of the Borrower obtains knowledge thereof, notice of any taxes, assessments and governmental charges or Liens imposed upon the Borrower or any of the Guarantors or any of its or their properties, or any action, suit, investigation or proceeding in respect thereof that has the reasonable likelihood of adverse determination, as to which the Borrower or such Guarantor has obtained written notice and which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(l)            promptly after a Responsible Officer obtains knowledge of (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any Subsidiary that has a reasonable likelihood of adverse determination and such adverse determination could reasonably be expected to result in a Material Adverse Effect; (ii) the receipt of any environmental audits and reports, whether prepared by personnel of the Borrower or any Guarantor or by independent consultants, with respect to significant environmental matters or which relate to an Environmental Liability which could be expected to have a Material Adverse Effect, together with copies of such audits and reports; or (iii) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; each notice delivered under this sub-paragraph shall be accompanied by a statement of a Responsible Officer of the Parent and the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto;

(m)          promptly, from time to time, such other information regarding the operations (including, without limitation, any information regarding Slot utilization), business affairs and financial condition of the Borrower or any Guarantor as either of the Agents, at the request of any Lender, may reasonably request;

(n)           on the fifth Business Day following the end of each calendar month in which the Borrower and, if applicable, a Guarantor, file with the FAA, other applicable Governmental Authority or Airport Authority a report on Primary Slot utilization pursuant to 14 C.F.R. Part 93 or other applicable regulations or law regarding Primary Slot utilization, a copy of such report, and a summary thereof, in a format reasonably acceptable to the Agents;

(o)           on the fifth Business Day following the end of each calendar month, a Primary Foreign Slot Utilization Report, in a format reasonably acceptable to the Agents, showing by day of week the number of times the Borrower and, if applicable, a Guarantor, canceled or otherwise did not operate a flight utilizing each such Primary Foreign Slot in the just ended calendar month;

(p)           on the fifth Business Day following the end of each calendar month, a certificate of a Responsible Officer of the Borrower and, if applicable, a Guarantor, (i) stating that at all times since the last certificate delivered under this Section 5.01(p) (or, in the case of the first certificate to be delivered after the Closing Date, at all times since the Closing Date) the Borrower and, if applicable, a Guarantor, are utilizing the Primary Routes and the Primary Foreign Slots in a manner consistent in all material respects with applicable regulations, rules, law, foreign law and contracts in order to preserve their respective rights in and to use each of the Primary Routes and Primary Foreign Slots and whether the Borrower and, if applicable, a

Guarantor, has satisfied all applicable utilization requirements set forth in any such regulation, rule, law, foreign law and contract and (ii) stating whether the Borrower and, if applicable, a Guarantor, has discontinued, suspended or otherwise not operated nonstop service between Hong Kong and Singapore, Hong Kong and Ho Chi Minh, Tokyo and Seoul, Tokyo and Bangkok, Tokyo and Hong Kong, Tokyo and Singapore, Tokyo and Taipei, Nagoya and Taipei, or to points in China, Tokyo’s Narita Airport, Osaka’s Kansai International Airport, Nagoya Airport, Hong Kong International Airport or London’s Heathrow Airport from any gateway in the United States from which the Borrower and, if applicable, a Guarantor, operated nonstop service during the previous month, for more than fifteen (15) consecutive days;

(q)           from and after Eligible Accounts Receivable being designated as Eligible Collateral, promptly and in any event within forty-five (45) days of each six (6) month anniversary of the Closing Date, an Officer’s Certificate from the Parent setting forth the amount of Eligible Accounts Receivable as of such date, together with all supporting documents and additional reports with respect to Eligible Accounts Receivable as the Agents may reasonably request.

Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Agents may be made available by the Agents to the Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com.  Information delivered pursuant to this Section 5.01 may also be delivered by electronic communication pursuant to procedures approved by the Agents pursuant to Section 10.01 hereto.  Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Agents on the date on which the Borrower provides written notice to the Agents that such information has been posted on the Borrower’s website on the Internet at http://www.united.com (to the extent such information has been posted or is available as described in such notice).  Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.

Unless (i) expressly marked by the Borrower as “PUBLIC” or (ii) copies of its public filings with the SEC, any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information.

SECTION 5.02       Existence.  Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except (a)(i) if in the reasonable business judgment of the Borrower it is no longer necessary for the Borrower and the Guarantors to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises, and (ii) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) as otherwise permitted in connection with (i) sales of assets permitted by Section 6.11 or (ii) mergers, liquidations and dissolutions permitted by Section 6.02.

SECTION 5.03       Insurance.

(a)           In addition to the requirements of Sections 5.03(b) and (c) or as set forth in each Real Property Mortgage and the Aircraft Mortgage, (i) keep its properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses and otherwise on terms and conditions and with insurance carriers which are reasonably satisfactory to the Collateral Agents; (ii) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any Guarantor, as the case may be, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and (iii) maintain such other insurance or self insurance as may be required by law.

(b)           Maintain in full force and effect war risk and terrorism insurance on all its property in an amount that is no less than the maximum amount available to the Borrower and the Guarantors from the DOT under the Federal Aviation Insurance Program, as amended by the Air Transportation Stabilization Act and Regulations and further amended by the Homeland Security Act of 2002, and as further amended by the Vision–100 Century of Aviation Reauthorization Act.

(c)           Maintain business interruption insurance in amounts that are reasonably satisfactory to the Agents and as is customary in the United States domestic airline industry for major United States air carriers having both substantial domestic and international operations.

(d)           All such insurance referred to in this Section 5.03 shall (i) contain a Lender’s Loss Payable Endorsement in favor of the Collateral Agents, on behalf of the Secured Parties, in all loss or damage insurance policies, (ii) provide that no cancellation, material reduction in an amount or material change in coverage thereof shall be effective until at least thirty (30) days (or such shorter period as may be set forth in the Aircraft Mortgage) after written notice thereof to the Collateral Agents, on behalf of the Secured Parties, permitting the Collateral Agents to cure any default with respect to applicable outstanding premiums, (iii) name the Collateral Agents, for the benefit of the Secured Parties, as loss payees for physical damage insurance with respect to property which constitutes Collateral or a Real Property Asset as to which a Lien has been granted to the Collateral Agents, and as additional insureds for liability insurance, (iv) provide that once the Collateral Agents have given notice of the occurrence of an Event of Default, no loss shall be adjusted or otherwise settled without the prior written consent of the Collateral Agents, (v) state that none of the Collateral Agents, any of the Lenders, nor any other Secured Party shall be responsible for premiums, commissions, club calls, assessments or advances, and (vi) otherwise be reasonably satisfactory in all respects (including deductibles) to the Collateral Agents.

(e)           Promptly deliver to the Collateral Agents copies of any notices received from its insurers with respect to insurance programs required by the Terrorism Risk Insurance Act of 2002 (as extended by the Terrorism Risk Insurance Extension Act of 2005) and, if so requested by the Collateral Agents, procure and maintain in force the insurance that is offered in such programs to the same extent maintained by companies of the same or similar size in the same or similar businesses.

(f)            No less frequently than annually, but in any event prior to expiration of any insurance policy maintained in connection herewith or in connection with any Collateral

Document, furnish to the Collateral Agents original certificates of insurance with respect to insurance maintained by the Borrower or any Guarantor, as the case may be, which certificates evidence compliance by the Borrower and the Guarantors with the insurance requirements set forth herein and in any of the Collateral Documents and contain signatures of duly authorized representatives of AON Risk Services or such other insurance broker as may be reasonably acceptable to the Collateral Agents, at all times prior to policy termination, cessation or cancellation.

(g)           Make available, upon the reasonable request of the Collateral Agents and upon reasonable prior notice, copies of all insurance policies maintained by the Borrower and the Guarantors for the review of the Collateral Agents and any agents or representatives thereof.

SECTION 5.04       Maintenance of Properties.  Except to the extent otherwise permitted hereunder, each of the Parent and the Borrower, in its reasonable business judgment, will, and will cause each of its respective Subsidiaries to, keep and maintain all property material to the conduct of its business (and all Real Property Assets) in good working order and condition (ordinary wear and tear and damage by casualty and condemnation excepted), except where the failure to keep such property in good working order and condition would not have a Material Adverse Effect.

SECTION 5.05       Obligations and Taxes.  With respect to the Borrower and each Guarantor, pay all its material obligations promptly and in accordance with their terms and pay and discharge promptly all material taxes, assessments and governmental charges, levies or claims imposed upon it or upon its income or profits or in respect of its property, before the same shall become more than ninety (90) days delinquent; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings (if the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor in accordance with GAAP).

SECTION 5.06       Notice of Event of Default, etc.  Promptly upon the Borrower’s knowledge thereof give to the Agents notice in writing of any Event of Default or the occurrence of any event or circumstance which with the passage of time or giving of notice or both would constitute an Event of Default.

SECTION 5.07       Access to Books and Records.  (a) Maintain or cause to be maintained at all times true and complete books and records in all material respects in a manner consistent with GAAP in all material respects of the financial operations of the Borrower and the Guarantors; and provide the Agents, the Collateral Agents and their respective representatives and advisors reasonable access to all such books and records, as well as any appraisals of the Collateral, during regular business hours, in order that the Agents and the Collateral Agents may upon reasonable prior notice and with reasonable frequency examine and make abstracts from such books, accounts, records, appraisals and other papers, and permit the Agents, the Collateral Agents and their respective representatives and advisors to confer with the officers of the Borrower and the Guarantors and representatives (provided that the Borrower shall be given the right to participate in such discussions with such representatives) of the Borrower and the Guarantors, all for the purpose of verifying the accuracy of the various reports delivered by the

Borrower or the Guarantors to the Agents or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement; and at any reasonable time and from time to time during regular business hours, upon reasonable notice to the Borrower, permit the Agents, the Collateral Agents, and any agents or representatives (including, without limitation, appraisers) thereof to visit the properties of the Borrower and the Guarantors and to conduct examinations of and to monitor the Collateral held by the Collateral Agents, in each case at the expense of the Borrower (provided, that the Borrower shall not be required to pay the expenses of more than one such visit a year unless an Event of Default has occurred and is continuing).

(b)           Grant access to and the right to inspect all final reports, final audits (and draft reports and audits where no final reports or audits are available) and other similar internal information of the Borrower relating to the Real Property Assets with respect to environmental matters upon reasonable notice, and obtain any third party verification of matters relating to the Release or alleged Release of Hazardous Materials at the Real Property Assets and compliance with Environmental Laws and requirements of Airport Authorities with respect to environmental matters (for matters that would impact the value of the Real Property Assets) reasonably requested by the Agents at any time and from time to time.

SECTION 5.08       Compliance with Laws.

(a)           Each of the Borrower and the Parent will, and will cause each of its respective Subsidiaries to, comply with all applicable laws, rules, regulations and orders of any Airport Authority (with respect to environmental matters) or Governmental Authority applicable to it or its property (including Environmental Laws), except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           To the extent the following are required by Environmental Laws or any requirements of an Airport Authority relating to environmental matters, each of the Parent and the Borrower will conduct, and will cause each of their Subsidiaries to conduct, any and all investigations, studies, sampling and testing and will take, and will cause each of their Subsidiaries to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials for which the Borrower or the Guarantors or their respective Subsidiaries is, or could be, liable.  The foregoing shall not apply if, and only to the extent that (i) the Borrower’s or the Guarantors’ or their respective Subsidiaries’ liability for or any requirement of an Airport Authority with respect to such presence, storage, use, disposal, transportation or Release of any Hazardous Materials is being contested in good faith and by appropriate proceedings diligently conducted by such Persons, (ii) such remedial action is taken by other Persons responsible for such remedial action through an indemnification of the Borrower or the Guarantors or Subsidiary thereof or (iii) such non-compliance would not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect.  In the event that the Borrower or the Guarantors or any of their respective Subsidiaries undertakes any such investigation, study, sampling, testing or remedial action with respect to any Hazardous Materials, the Borrower or such Guarantors will, and will cause any such Subsidiary to, conduct and complete such action in compliance in all material respects with all applicable Environmental Laws and (if the failure to do so could reasonably be expected to result in a Material Adverse Effect) applicable requirements of Airport Authorities relating to environmental matters.

(c)           If an Event of Default has occurred and is continuing or upon a reasonable belief that the Borrower has breached any representation, warranty or covenant hereunder with regard to environmental matters, at the request of the Agents from time to time, the Borrower will provide to the Agents within sixty (60) days after such request, or such longer time period as is reasonably necessary to secure any required governmental or third party authorizations for soil or groundwater investigations or other invasive samplings, at the expense of the Borrower, an environmental site assessment report for any properties of the Borrower, Guarantors or any of their Subsidiaries described in such request, prepared by an environmental consulting firm reasonably acceptable to the Agents, reasonable in scope based upon the circumstances of the request, indicating, where relevant under the circumstances of the request, the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Agents reasonably determine at any time that a material risk exists that any such report will not be provided in the time referred to above, the Agents reasonably may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower and the Guarantors hereby grant, and agree to cause any Subsidiary that owns property described in such a request to grant, at the time of such request to the Agents, such firm and any agents or representatives thereof a right, subject to the rights of tenants, to enter into their respective properties to undertake such an assessment.

SECTION 5.09       Appraisal Reports and Field Audits.  Cooperate with the Appraiser, Real Estate Appraiser or Field Auditor, as the case may be, such that the Agents shall receive one or more Appraisal Reports or Field Audits, as the case may be, establishing the value of the Appraised Collateral or Eligible Accounts Receivable, as the case may be, (a) by no later than thirty (30) days prior to each anniversary of the Closing Date, (b) on the date upon which any additional property or assets that constitutes Appraised Collateral (including, without limitation, applicable Cure Collateral) is pledged as Collateral to the Collateral Agents to secure the Obligations, but only with respect to such additional Collateral, and (c) promptly at the request of either Agent (in consultation with the other Agent) upon the occurrence and during the continuation of an Event of Default.

SECTION 5.10       FAA and DOT Matters; Citizenship.  In the case of the Borrower, (a) maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49; (b) at all times hereunder be a United States Citizen; (c) maintain at all times its status at the FAA as an air carrier and hold an air carrier operating certificate and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Parts 119 and 121 as currently in effect or as may be amended or recodified from time to time; and (d) possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies and consents which are material to the operation of the Slots, the Primary Routes and Primary Foreign Slots flown by it and the conduct of its business and operations as currently conducted except in any case described in this clause (d), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

SECTION 5.11       Gate Interests.  Maintain Primary Gate Interests sufficient to ensure its ability to retain its right in and to the Primary Routes and to preserve its right in and to the Primary Foreign Slots.

SECTION 5.12       Slot Utilization; Updated Schedule.

(a)           Utilize (i) the Primary Slots (except Slots at JFK so long as such Slots are Primary Slots as a result of Slot regulations existing on the Closing Date and Slots which are reasonably determined by the Appraisers to be of de minimis value) in a manner consistent in all material respects with applicable regulations, rules, law and contracts in order to preserve its right to hold and operate the Primary Slots and (ii) except where the failure to so utilize would not have a Material Adverse Effect, the Slots (other than the Primary Slots, but including Slots at JFK for so long as such Slots are excluded from the preceding clause) in a manner consistent in all material respects with applicable regulations, rules, law and contracts in order to preserve its right to hold and operate the Slots (other than the Primary Slots, but including Slots at JFK for so long as such Slots are excluded from the preceding clause), in each case taking into account any waivers or other relief granted to the Borrower by the FAA, or other applicable Governmental Authority or Airport Authority.

(b)           Cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and use of the Primary Slots (except Slots at JFK so long as such Slots are Primary Slots as a result of Slot regulations existing on the Closing Date and Slots which are reasonably determined by the Appraisers to be of de minimis value), and except where the failure to so preserve would not have a Material Adverse Effect, the Slots (other than the Primary Slots), including, without limitation, satisfying any applicable Use or Lose Rule.

(c)           Cause to be delivered to the Agents an updated Schedule 1.01(h) to replace the then-existing Schedule 1.01(h) within ten (10) Business Days after (i) the allocation to, or the acquisition, by whatever means, of any permanent Primary Slot to be added to Borrower’s or, if applicable a Guarantor’s, base of Primary Slots; (ii) any permanent disposition or transfer by Borrower or, if applicable, a Guarantor, of any Primary Slot permitted pursuant to the terms of this Agreement and the SGR Security Agreement; or (iii) any reasonable request by the Agents to update such Schedule 1.01(h).

SECTION 5.13       Primary Foreign Slot Utilization; Updated Schedule.

(a)           Utilize the Primary Foreign Slots in a manner consistent in all material respects with applicable regulations, rules, foreign law and contracts in order to preserve its right to hold and operate the Primary Foreign Slots, taking into account any waivers or other relief granted to the Borrower by any applicable Foreign Aviation Authorities.

(b)           Cause to be done all things reasonably necessary to preserve and keep in full force and effect its right in and use of the Primary Foreign Slots, including, without limitation, satisfying any applicable Use or Lose Rule.

(c)           Cause to be delivered to the Agents an updated Schedule 1.01(b) to replace the then-existing Schedule 1.01(b) within ten (10) Business Days after (i) the allocation to, or acquisition by, Borrower or, if applicable, a Guarantor, of an additional slot at any airport outside the United States listed on Schedule 1.01(b); (ii) any permanent disposition or transfer of any Primary Foreign Slot permitted pursuant to the terms of this Agreement and the SGR Security Agreement; or (iii) any reasonable request by the Agents to update such Schedule 1.01(b).

SECTION 5.14       Primary Route Utilization; Route Reporting; Updated Schedule.

(a)           Utilize the Primary Routes in a manner consistent in all material respects with Title 49, applicable foreign law, the applicable rules and regulations of any applicable Foreign Aviation Authorities, and any applicable treaty in order to preserve its rights to hold and operate the Primary Routes and maintain access to Primary Supporting Route Facilities sufficient to ensure its ability to retain its rights in and to the Primary Routes.

(b)           Cause to be done all things reasonably necessary to preserve and keep in full force and effect its authority to serve the Primary Routes.  Without in any way limiting the foregoing, the Borrower and, if applicable, a Guarantor, shall promptly take (i) all such steps as may be reasonably necessary to obtain renewal of its authority to serve each such Primary Route from the DOT and any applicable Foreign Aviation Authorities, within a reasonable time prior to the expiration of such authority (as prescribed by law or regulation, if any), and notify the Agents of the status of such renewal and (ii) all such other steps as may be necessary to maintain, renew and obtain Primary Supporting Route Facilities as needed for the continued and future operations of the Borrower and, if applicable, a Guarantor, over the Primary Routes.  The Borrower and, if applicable, a Guarantor, shall further take all actions reasonably necessary or, in the reasonable judgment of either Agent (in consultation with the other Agent), advisable in order to maintain its material rights to use each Primary Route (including, without limitation, protecting each Primary Route from dormancy or withdrawal by the DOT) and to have access to the Primary Supporting Route Facilities.  The Borrower and any applicable Guarantor shall pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to maintain or obtain such entity’s rights in the Primary Routes and have access to the Primary Supporting Route Facilities.

(c)           Promptly upon receipt thereof, deliver to the Agents copies of (i) each certificate or order issued by the DOT and the applicable Foreign Aviation Authorities with respect to Primary Routes and Primary Supporting Route Facilities, (ii) all filings made by the Borrower and, if applicable, a Guarantor, with the DOT, any Governmental Authority, or any Foreign Aviation Authorities related to preserving and maintaining the Primary Routes and having access to the Primary Supporting Route Facilities and (iii) any written notices received from any Person notifying the Borrower or any applicable Guarantor of an event which could have a potential Material Adverse Effect upon the Primary Routes and Primary Supporting Route Facilities, or of the failure to preserve such Primary Routes or to have access to such Primary Supporting Route Facilities as required pursuant to this Section 5.14.

(d)           Cause to be delivered to the Agents an updated Schedule 1.01(c) to replace the then existing Schedule 1.01(c), within ten (10) Business Days of (i) any disposition or permanent transfer of any Primary Route which is permitted pursuant to the terms of this

Agreement and the SGR Security Agreement or (ii) any reasonable request by the Agents to update such Schedule 1.01(c).

SECTION 5.15       Additional Subsidiaries.  If any additional Subsidiary of the Borrower or the Parent is formed or acquired after the Closing Date, the Borrower will promptly, and in any event within twenty (20) Business Days after such Subsidiary is formed or acquired, (a) notify the Agents thereof, (b) to the extent such Subsidiary is an entity incorporated or organized in the United States and is not an Immaterial Subsidiary, cause such Subsidiary to become a party to the Guarantee contained in Section 9 hereof, each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a Lien in favor of the Collateral Agents for the benefit of the Secured Parties, by executing an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit H and, subject to preexisting Liens on such Subsidiary’s assets and the terms thereof (to the extent the same are permitted under this Agreement), promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Agents shall reasonably request and (c) cause any shares of Equity Interests or promissory notes evidencing Indebtedness of such Subsidiary that are owned by or on behalf of the Borrower or any Guarantor to be pledged to the extent required by the Collateral Documents, provided that, if such Subsidiary is directly owned by the Parent, the Borrower or any Guarantor (other than the Parent) and is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, shares of common stock of such Subsidiary to be pledged shall be limited to 65% of the outstanding shares of voting common stock of such Subsidiary.

SECTION 5.16       Concentration Account.  Maintain JPMCB as the principal concentration bank of the Borrower and the Guarantors, other than for funds maintained in the Escrow Accounts, Payroll Accounts and Petty Cash Accounts, pursuant to a cash management system reasonably satisfactory to the Agents.

SECTION 5.17       Operational Matters.  Provide the Collateral Agents with prompt written notice upon, but in no event later than five (5) Business Days after, an aircraft being Parked, which notice shall identify the location at which such Aircraft will be Parked.

SECTION 5.18       Additional Collateral; Additional Grantors.

(a)           If any assets (including any owned real property interests valued individually in excess of $5,000,000 or $20,000,000 in the aggregate from the Closing Date, but excluding any leasehold interests) are acquired by the Borrower or any Guarantor after the Closing Date (other than assets constituting Collateral under any Collateral Documents that become subject to the Lien of such Collateral Document upon acquisition thereof), the Borrower will promptly notify the Agents thereof and at the Agents’ request within thirty (30) days of such notice, will cause such assets to be subjected to a Lien securing the Obligations to the extent not excluded from the definition of “Collateral” under the Loan Documents, subject to preexisting Liens on such assets and other Liens permitted hereunder (to the extent the same are permitted under this Agreement), and will take, and cause the Guarantors to take, such actions as shall be necessary to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Borrower and Guarantors; provided that with respect to an acquisition of additional Aircraft, Engines or Spare Engines, if the Agents receive, on or before the date of such acquisition, a copy of an executed commitment letter, letter of intent, memorandum of understanding or other similar document that evidences a commitment to consummate a financing of such Aircraft, Engines or Spare Engines within fourteen (14) days of the date of such acquisition, the Collateral Agent will not file a Mortgage Supplement pertaining to such acquired Aircraft, Engine or Spare Engine, as the case may be, with the FAA until the earlier to occur of (x) fifteen (15) days after such acquisition (unless such financing has been made available within such period) and (y) the date upon which such commitment letter, letter of intent, memorandum of understanding or other similar document shall have terminated, expired or shall no longer be in force and effect.  Upon the occurrence of an event described in (x) or (y) above, the Collateral Agent shall be authorized to file such Mortgage Supplement with the FAA, provided that upon the occurrence of the event described in clause (x), the Lenders hereby authorize the Collateral Agent to withhold or delay such filing if the Collateral Agent shall be satisfied in their respective sole discretion that the applicable acquisition shall be consummated within a reasonable timeframe thereafter.

(b)           Upon any Guarantor acquiring any right, title or interest in any Slots, Foreign Slots, Routes, Supporting Route Facilities or Gate Interests acquired in connection with a Permitted Acquisition, such Guarantor will promptly, and in any event within twenty (20) Business Days of such acquisition, become a party to the SGR Security Agreement.

SECTION 5.19       Non-Primary Route Flight Operations.  If, from the Closing Date through the date upon which the Agents shall have received the Officer’s Certificate required to be delivered pursuant to Section 5.01(c) with respect to the fiscal year ended December 31, 2006, which certificate shall demonstrate compliance with the covenant set forth in Section 6.04 hereof for the fiscal quarter ending December 2006, the number of flights operated by the Borrower using the Non-Primary Routes (i) during any fiscal quarter has decreased by more than 15% from the number of flights operated by the Borrower using the Non-Primary Routes in the immediately preceding fiscal quarter or (ii) at any time is less than 85% of the flights operated by the Borrower using the Non-Primary Routes as of the Closing Date, then the Borrower shall promptly notify the Collateral Agents and shall provide the Collateral Agents with such information as the Collateral Agents may reasonably request regarding any such decrease in flights using the Non-Primary Routes.

SECTION 5.20       Further Assurances.  Execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law, the Cape Town Treaty or by the FAA, or that the Collateral Agents may reasonably request, in order to effectuate the Transactions contemplated by the Loan Documents and in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, including, without limitation, amending, amending and restating, supplementing, assigning or otherwise modifying, renewing or replacing the Aircraft Mortgage or other agreements, instruments or documents relating thereto, in each case as may be reasonably requested by the Collateral Agents, in order to (i) create interests (including, but not limited to, international interests, assignments, prospective international interests, prospective assignments, and subordinations, each as defined in the Cape Town Treaty) that may be registered and/or assigned under the Cape Town Treaty (including the assignment of associated rights as defined in the Cape Town Treaty),

(ii) create, grant, establish, preserve, protect and perfect the Liens in favor of the Collateral Agents for the benefit of the Secured Parties to the fullest extent possible under the Cape Town Treaty, including, where necessary, the subordination of other rights or interests and (iii) realize the benefit of the remedial provisions that are contemplated by the Cape Town Treaty to the extent the Borrower shall have agreed to any such beneficial remedial provisions in favor of another secured creditor in connection with a new financing or a refinancing, replacement or extension of any existing financing arrangement.

SECTION 5.21       Post Closing Items.  Perform, execute and deliver, as the case may be, each of the items set forth on Schedule 5.21 as required by certain of the Loan Documents within the time periods set forth on such schedule (or such longer periods to which the Collateral Agent may agree).

SECTION 6.           NEGATIVE COVENANTS

From the date hereof and for so long as any Tranche A Commitment or Tranche B Commitment shall be in effect or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of Cash Collateralization held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.02(j)) or any amount shall remain outstanding or unpaid under this Agreement (other than contingent indemnification obligations not due and payable), unless the Required Lenders shall otherwise consent in writing, the Borrower and each of the Guarantors will not:

SECTION 6.01       Liens.  Incur, create, assume or suffer to exist any Lien on any asset of the Borrower or the Guarantors, now owned or hereafter acquired by the Borrower or any of such Guarantors, other than (a) Liens which were existing on the Closing Date as reflected on Schedule 3.07; (b) Permitted Liens; (c) Liens in favor of the Collateral Agents and the Lenders pursuant to the Loan Documents; (d) Liens (except with respect to Real Property Assets) securing Indebtedness or Capitalized Leases permitted by Sections 6.03(d) and (l), provided that such Lien is limited to the particular assets acquired; (e) other Liens in favor of the Lenders and their banking Affiliates (except with respect to Real Property Assets) securing Indebtedness permitted by Section 6.03(g); (f) licenses, leases and subleases of (A) Mortgaged Collateral and Collateral as defined in the SGR Security Agreement granted to others but only to the extent permitted by the Aircraft Mortgage with respect to Mortgaged Collateral and to the extent permitted by the SGR Security Agreement with respect to Collateral as defined therein and (B) all other Collateral to the extent such license, sublicense, lease or sublease does not interfere in any material respect with the business of the Borrower and the Guarantors, taken as a whole, in each case, such license, sublicense, lease or sublease to be subject to the Liens granted to the Collateral Agent pursuant to the Collateral Documents; (g) Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement; (h) any interest or title of a licensor, sublicensor, lessor or sublessor under any lease or license granted in the ordinary course of business; (i) Liens on real and personal property acquired in connection with acquisitions permitted by this Agreement to the extent such Liens exist on such acquired property at the time of acquisition and not incurred in contemplation of such acquisition or Liens existing on any property or asset of any Person that becomes a Guarantor after the date hereof prior to the time such Person becomes a Guarantor, provided, (1) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Guarantor, as the case may be, (2) such Liens shall not apply to any other property or assets of the Borrower or any Guarantor and (3) such Liens shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Guarantor, as the case may be; (j) Liens in favor of credit card processors consisting of rights of setoff, revocation, refund or charge back with respect to money or instruments of the Borrower or any Guarantor; (k) Liens in favor of English travel agencies consisting of rights of setoff, revocation, refund or charge back with respect to money or instruments of the Borrower or any Guarantor; (l) Liens on (1) the Borrower’s right to receive a refund of unearned insurance premiums and (2) such insurance policies and the proceeds thereof, to secure the Borrower’s payment of such insurance premiums financed by Indebtedness permitted pursuant to Section 6.03(d); (m) Liens on cash in an aggregate amount not in excess of $18,000,000 representing a deposit securing the obligations of the Borrower and UAFC under the Jet Fuel Supply Agreement; (n) junior Liens (subject and fully subordinate to the Liens granted to the Collateral Agents on behalf of the Secured Parties hereunder and under the Collateral Documents) on the Collateral in favor of Chase Bank securing the Co-Branded Obligations, provided, that (1) such Liens shall be subject in all respects to terms set forth in the Intercreditor Agreement, including, without limitation, that the holder of such Liens shall not be permitted to exercise any remedies with respect thereto unless all of the Obligations have been paid in full and the Lenders have no further Tranche A Commitment or Tranche B Commitment hereunder and (2) the instruments and agreements pursuant to which such Liens are created are reasonably satisfactory in form and substance to the Agents; (o) junior Liens on the Collateral securing the Indebtedness permitted pursuant to Section 6.03(n), provided, that such Liens shall be (1) pari passu with or junior to the Liens granted in favor of Chase Bank securing the Co-Branded Obligations and (2) subject in all respects to an intercreditor agreement substantially in the form of the Intercreditor Agreement; (p) Liens consisting of setoff or netting rights in connection with Hedging Agreements; (q) Liens securing reimbursement obligations in respect of standby or documentary letters of credit or bankers acceptances, provided that in the case of (1) documentary letters of credit or bankers acceptances, such Liens attach only to the documents, goods covered thereby and proceeds thereof and (2) in the case of standby letters of credit, such Liens may only be on cash in an amount not to exceed $50,000,000; (r) Liens attaching solely to cash earnest money deposits in connection with Investments permitted pursuant to Section 6.10; (s) Liens on the underlying commodity trading accounts or other brokerage accounts incurred in the ordinary course of business; (t) Liens which arise under Article 2 of the UCC; (u) replacement, extension and renewal of any Lien permitted hereby, provided that any such replacement, extension, or renewal of any Lien shall not extend to any property or assets of the Borrower or any Guarantor which was not subject to the Lien being replaced, extended or renewed; (v) Liens in favor of any of the Borrower or a Guarantor; (w) a Lien in favor of the United States of America arising from the right of the Internal Revenue Service to effect a setoff or recoupment against the sum of $25,000,000 withheld pursuant to that certain Stipulation for Settlement of Controversy between the Debtors and the United States of America approved by the Bankruptcy Court in March 2003; (x) Liens on the EETC Deposit; (y) Liens arising by operation of law in connection with judgments, attachment or awards which do not constitute an Event of Default hereunder; (z) Liens on assets acquired in connection with a Permitted Acquisition (so long as such Lien is not in contemplation of such acquisition); (aa) other Liens incurred by the Borrower and the Guarantors (except with respect to Real Property Assets) so long as the Indebtedness and other obligations secured thereby does not exceed Indebtedness permitted by Section 6.03(d); (bb) Liens on cash collateral and fuel inventory (and the proceeds thereof) or Letters of Credit in an aggregate amount at any one time for all such cash, fuel and Letters of Credit securing Indebtedness permitted pursuant to Section 6.03(e), and Indebtedness owed to Lenders (or their banking Affiliates) permitted by Section 6.03(f) in excess of the amount thereof that is secured as permitted by Section 6.01(dd), not in excess of the greater of (1) $500,000,000 and (2) an amount equal to 15% of the Unrestricted Cash; (cc) other Liens so long as the obligations secured thereby do not exceed $5,000,000 at any time; (dd) Liens on the

Collateral that are pari passu with the Liens in favor of the Collateral Agents securing Indebtedness in an aggregate amount not in excess of $150,000,000 owed to Lenders (or their banking Affiliates) permitted by Section 6.03(f); and (ee) liens in connection with the EETC Transaction on the aircraft, engines and related assets subject to the EETC Transaction.

SECTION 6.02       Merger, etc.  Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (a) any Subsidiary (so long as such Subsidiary is not the Borrower) may merge into the Borrower or any other Guarantor in a transaction in which the Borrower or any Guarantor is the surviving corporation if immediately after giving effect thereto no Event of Default or event with which upon notice or the passage of time or both would constitute an Event of Default shall have occurred and be continuing and (b) any Subsidiary (so long as such Subsidiary is not the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that (i) an Event of Default does not result from such merger, consolidation, dissolution, liquidation or disposition and (ii) any such merger involving a Person whose Equity Interests are not 100% owned by the Parent directly or indirectly immediately prior to such merger shall not be permitted unless also permitted by Section 6.11 and (c) asset sales permitted hereunder.

SECTION 6.03       Indebtedness.  Contract, create, incur, assume or suffer to exist any Indebtedness, except for (a) Indebtedness under the Loan Documents; (b) Indebtedness incurred prior to the Closing Date or with respect to which an option exists (including existing Capitalized Leases) as set forth on Schedule 3.18; (c) intercompany Indebtedness between the Borrower and the Guarantors, which Indebtedness shall be pledged to the Collateral Agents pursuant to the Pledge Agreement; (d) Indebtedness not to exceed $150,000,000 at any one time outstanding for Indebtedness (i) incurred subsequent to the Closing Date to acquire any asset and secured by purchase money Liens on such asset (except with respect to Real Property Assets) (including Capitalized Leases), (ii) of the Borrower or any Guarantor owed to one or more Persons in connection with the financing of certain insurance premiums and (iii) incurred subsequent to the Closing Date that will be secured Indebtedness; (e) Indebtedness owed to any Lender (or any of its banking Affiliates) or any other Person in respect of fuel hedges and other derivatives contracts, in each case to the extent that such agreement or contract is entered into in the ordinary course of business consistent with past practices; (f) Indebtedness owed to any Lender or any of its banking Affiliates or any other Person in respect of (i) foreign exchange contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign exchange rates and currency values and (ii) interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates, in each case to the extent that such agreement or contract is entered into in the ordinary course of business for bona fide hedging purposes; (g) Indebtedness owed to any Lender or any of its banking Affiliates or any other Person in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds; (h) guarantees permitted under Section 6.07; (i) Indebtedness of any of the Borrower and the Guarantors consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business and consistent with past practices of the Borrower and the Guarantors; (j) Indebtedness of any of the Borrower and the Guarantors arising in the ordinary course of business of the relevant party and owing to Citibank, N.A., its banking Affiliates and other financial institutions providing netting services permitted to be incurred and outstanding pursuant to this Agreement so long as such Indebtedness does not remain outstanding for more than three (3) days from the date of its incurrence; (k) Indebtedness of any of the Borrower and the Guarantors to credit card processors in connection with credit card processing services incurred in the ordinary course of business of the Borrower and the Guarantors; (l) Indebtedness incurred to finance (i) the acquisition of aircraft, provided that such Indebtedness is incurred prior to or within twelve (12) months after such acquisition and (ii) the acquisition of other assets, provided that such Indebtedness is incurred prior to or within 120 days after such acquisition; (m) Indebtedness of the Borrower incurred in connection with the Co-Branded Agreement in an aggregate amount not to exceed $850,000,000; (n) Indebtedness of the Borrower and the Guarantor in an aggregate amount not to exceed $1,500,000,000, provided that such Indebtedness shall have a final maturity nine months after the Maturity Date and shall be on terms reasonably satisfactory to the Agents; (o) Indebtedness consisting of promissory notes issued to current or former directors, consultants, managers, officers and employees or their spouses or estates to purchase or redeem capital stock of the Parent issued to such director, consultant, manager, officer or employee in an aggregate amount not to exceed $1,000,000 annually; (p) Indebtedness to the extent permitted by an Investment permitted by Section 6.10(k); (q) Indebtedness of a person or acquired assets that is the subject of a Permitted Acquisition which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof; (r) Guarantees in respect of Indebtedness otherwise permitted under this Section 6.03; (s) intercompany Indebtedness owed by the Borrower and any Guarantor to another Subsidiary, which is not a Guarantor, in an amount not to exceed $25,000,000 in the aggregate at any one time outstanding; (t) any Indebtedness extending, renewing, replacing or refinancing all or any portion of any Indebtedness permitted hereunder provided that (1) 50% of any cash proceeds (net of transaction costs) of any such extension, renewal, replacement or refinancing in excess of such amount not otherwise permitted hereunder, shall be applied as a payment of the Loans pursuant to Section 2.11(e), (2) any such extension, renewal, replacement or refinancing which is subordinated to the Obligations shall remain subordinated on substantially the same basis, and (3) the weighted average life to maturity of (A) such Indebtedness which prior to such extension, renewal, replacement or refinancing, had a weighted average life to maturity prior to the Maturity Date shall not be decreased and (B) such Indebtedness which prior to such extension, renewal, replacement or refinancing had a weighted average life to maturity after the Maturity Date shall not be shortened to a weighted average life to maturity prior to the Maturity Date; (u) other unsecured Indebtedness incurred subsequent to the Closing Date in an aggregate amount not to exceed $25,000,000 at any one time outstanding; (v) Indebtedness in respect of Redeemable Stock; (w) Indebtedness in respect of deferred rent; (x) Indebtedness in respect of deferred taxes; (y) Indebtedness issued pursuant to the terms of the Senior Convertible Note Indenture and the Senior Note Indenture; (z) Indebtedness incurred in connection with an EETC Transaction, provided that an amount equal to the first $250,000,000 of the proceeds of such EETC Transaction shall be applied as a prepayment of the Tranche B Loans pursuant to Section 2.11(d); and (aa) Indebtedness permitted to be secured pursuant to Section 6.01(q).

SECTION 6.04       Fixed Charge Coverage.  Permit the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter ending in the month below to be less than the corresponding ratio opposite such month:

Fiscal quarter ending	Ratio
December 2006	0.90:1.00
March 2007	0.95:1.00
June 2007	0.95:1.00
September 2007	1.00:1.00
December 2007	1.10:1.00
March 2008	1.10:1.00
June 2008	1.10:1.00
September 2008	1.10:1.00
December 2008	1.15:1.00
March 2009	1.15:1.00
June 2009	1.15:1.00
September 2009	1.15:1.00
December 2009 and thereafter for each fiscal quarter ending through the Maturity Date	1.20:1.00

SECTION 6.05       Unrestricted Cash Reserve.  Permit the aggregate amount of Unrestricted Cash to be less than $1,200,000,000 at any time, provided that such minimum cash amount shall be reduced to $1,000,000,000 at any time after December 31, 2006 upon the delivery to the Agents of an Officer’s Certificate pursuant to Section 5.01(c) certifying that the Borrower is in compliance with the covenant set forth in Section 6.04 hereof.

SECTION 6.06       Coverage Ratio.  (a) Permit the Appraised Value of the Eligible Collateral at any time to be less than 150% of the sum of the aggregate outstanding principal amount of the Loans plus LC Exposure plus the Swap Termination Value of all contracts or agreements relating to Indebtedness permitted pursuant to Section 6.03(f) to the extent secured as permitted by Section 6.01(dd), provided, that if, upon delivery of an Appraisal Report or a Field Audit (as applicable) pursuant to Section 5.09 hereof, it is determined that the Borrower shall not be in compliance with this Section 6.06, the Borrower shall, within forty-five (45) days of the date of such Appraisal Report or Field Audit (as applicable), (i) designate Cure Collateral as additional Eligible Collateral in accordance with clause (b) of the definition of Eligible Collateral in Section 1.01 or (ii) prepay the Loans, in each case in an amount sufficient to enable the Borrower to comply with this Section 6.06.

(b)           At the Borrower’s request, the Lien on an asset constituting Eligible Collateral (other than the Primary Routes), will be promptly released provided, that the following conditions are satisfied or waived: (i) no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing, (ii) either (A) after giving effect to such release, the remaining Eligible Collateral shall continue to satisfy this Section 6.06, (B) the Borrower shall prepay the Loans in an amount required to comply with this Section 6.06, or (C) the Borrower shall deliver to the Collateral Agents Cure Collateral in an amount required to comply with this Section 6.06, and (iii) the Borrower shall deliver an Officer’s Certificate demonstrating compliance with this Section 6.06.  In connection herewith, the Collateral Agents agree to promptly provide any documents or releases reasonably requested by the Borrower to evidence such release.

SECTION 6.07       Guarantees and Other Liabilities.  Purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, in connection with the obligations, stock or dividends of any Person, except (a) for any guaranty of Indebtedness or other obligations of the Borrower or any Guarantor if the Borrower or such Guarantor could have incurred such Indebtedness or obligations under this Agreement, (b) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (c) to the extent in existence on the Closing Date, (d) for any guaranty of Indebtedness of joint ventures of the Borrower and the Guarantors to the extent permitted by Section 6.10(i), (e) any other guaranty by the Borrower and the Guarantors in an aggregate amount not to exceed $25,000,000 at any time, (f) for any guaranty of Indebtedness or other obligations by the Borrower or any Guarantor of a Subsidiary which is not a Guarantor, to the extent permitted by Section 6.10(w); and (g) guarantees or indemnities in the nature of a guarantee provided in connection with leases, fuel consortiums and, where necessary to comply with International Air Transport Association (IATA) standards, contracts with a foreign entity where performance takes place outside the United States, that are unsecured and in the ordinary course of business.

SECTION 6.08       Dividends; Capital Stock.  Declare or pay, directly or indirectly, or otherwise make any Restricted Payment or set apart any sum for the aforesaid purposes, provided, that (a) any Guarantor other than the Parent may pay dividends or other distributions or make transfers to the Borrower or another Guarantor; (b) the Borrower and any Guarantor (other than the Parent) may pay dividends or make other distributions or payments to the Parent for (i) corporate expenses, including, without limitation, taxes and salaries and (ii) to permit the Parent to repurchase or redeem stock held by officers, directors, employees, former officers, directors or employees of the Parent, the Borrower or any Guarantor (A) upon their death, disability, retirement, severance or termination of employment or service or (B) pursuant to any equity plan, stock plan or management plan, collectively, in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding; (c) dividends by any Subsidiary to any other holder of its equity on a pro rata basis; (d) any Guarantor or Borrower may pay dividends in the form of capital stock; (e) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represents a portion of the exercise price thereof; and (f) the Borrower or any Guarantor may pay dividends with the proceeds from the issuance of additional Equity Interests or subordinated Indebtedness permitted hereunder, provided that (1) the Agents shall have received an Officer’s Certificate required to be delivered pursuant to Section 5.01(c), which certificate shall demonstrate compliance with the covenant set forth in Section 6.04 hereof for the fiscal quarter ending December 2006, (2) an amount equal to such dividend paid from the proceeds from the issuance of additional Equity Interests or subordinated Indebtedness shall be applied as a payment of the Loans pursuant to Section 2.11(f) and (3) no Event of Default shall have occurred and be continuing at the time of payment of such dividend.

SECTION 6.09       Transactions with Affiliates.  Sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than the Borrower, the Parent and the Subsidiaries) or its shareholders, other than (a) on overall terms and conditions not less favorable to the Borrower or such Guarantor than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions contemplated by the Plan of Reorganization; (c) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Borrower or any Guarantor as reasonably determined by the Board of Directors or senior management, as the case may be, of the Borrower or any Guarantor; (d) any dividends, other distributions or payments permitted by Section 6.08; (e) the existence of, and the performance by a Guarantor or the Borrower of its obligations under the terms of, any limited liability company, limited partnership or other organization document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and set forth on Schedule 6.09, and similar agreements that it may enter into thereafter; (f) performance of the Borrower’s and each Guarantor’s obligations under the Tax Sharing Agreement; and (g) transactions with Affiliates set forth on Schedule 6.09.

SECTION 6.10       Investments, Loans and Advances.  Purchase, hold or acquire any Investments, except for: (a) ownership by the Parent of the capital stock of the Borrower or any Guarantor, subject in each case to Section 6.02; (b) ownership by the Borrower and the Guarantors of the capital stock of each of the Subsidiaries subject in each case to Section 6.02; (c) Permitted Investments; (d) advances and loans among the Borrower and the Guarantors in the ordinary course of business; (e) Investments in the Escrow Accounts and other trust accounts; (f) Investments described on Schedule 6.10 hereto; (g) Investments in connection with (i) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and currency values, (ii) interest rate swap, cap or collar agreements and interest rate future or option contracts, and (iii) fuel hedges and other derivatives contracts, in each case to the extent that such agreement or contract is entered into in the ordinary course of business for bona fide hedging purposes; (h) Investments received (i) in settlement of amounts due to any of the Borrower and the Guarantors effected in the ordinary course of business (including as a result of dispositions permitted by this Agreement) or (ii) in connection with the bankruptcy or the reorganization of any customers or suppliers; (i) Investments in an amount not to exceed $150,000,000 in the aggregate at any one time outstanding in connection with (1) Investments in travel or airline related businesses made in connection with marketing and promotion agreements, alliance agreements, distribution agreement, agreements with respect to fuel consortiums, agreements relating to flight training, agreement relating to insurance arrangements, agreement relating to parts management systems and other similar agreements, (2) additional Investments in joint ventures listed on Schedule 6.10 or Investments in new joint ventures made after the Closing Date together with any guaranty of Indebtedness of joint ventures pursuant to Section 6.07(d), and (3) Investments by the Borrower and the Guarantors not otherwise permitted under this Agreement; (j) advances to officers, directors and employees of the Borrower and the Guarantors in an aggregate not to exceed (i) $10,000 at any time outstanding to any individual officer, director or employee or (ii) $500,000 in the aggregate at any time outstanding for all such advances; (k) Investments held or invested in by any of the Borrower and the Guarantors in the form of foreign cash equivalents in the ordinary course of business; (l) advances to officers, directors and employees of the Borrower and the Guarantors in connection with relocation expenses or signing bonuses for newly hired officers, directors or employees of the Borrower and the Guarantors; (m) the ownership of the A, B and C tranches of indebtedness under the 1997 EETC Facility by the Borrower; (n) Investments in the form of lease, utility and other similar deposits or any other deposits permitted hereunder in the ordinary course of business; (o) pledges and deposits by the Borrower and the Guarantors permitted under Sections 6.01 or 6.03; (p) Investments and guarantees by the Borrower and the Guarantors permitted under Sections 6.01 or 6.03; (q) loans or Investments by the Borrower or any Guarantor that could otherwise be made as a distribution permitted under Section 6.08; (r) Investments held by the Borrower or any Guarantor to the extent such Investments reflect an increase in the value of Investments; (s) Investments by the Borrower and the Guarantors creating new Subsidiaries so long as they comply with Section 5.15 hereof; (t) Investments in (1) Subsidiaries which are not Guarantors in an aggregate amount not to exceed $10,000,000 in the aggregate at any one time outstanding and (2) in Four Star Insurance Co. Ltd., to the extent reasonably necessary to support its working capital insurance obligations in respect of the Borrower and the Guarantors; (u) any Permitted Acquisition by the Borrower or any Guarantor in an aggregate amount not to exceed $250,000,000; (v) any Investments acquired in connection with Permitted Acquisitions; (w) capitalization or forgiveness of any Indebtedness owed to the Borrower or any Guarantor by any other Guarantor; and (x) cancellation, forgiveness, set-off, or acceptance of prepayments by the Borrower or any Guarantor with respect to debt, other obligations and/or equity securities in the ordinary course of business and to the extent not otherwise prohibited by the terms of this Agreement.  The amount of any investment or loan shall be the initial amount of such investment less all returns of principal, capital, dividends and other cash returns thereof and less all liabilities expressly assumed by another person in connection with the sale of such investment.

SECTION 6.11       Disposition of Assets.  Sell or otherwise dispose of any assets (including, without limitation, the capital stock of any Subsidiary, but excluding de minimis inventory assets sold or otherwise disposed of in the ordinary course of business), except that such sale or other disposition shall be permitted (other than with respect to Primary Routes) provided that upon consummation of any such sale, or other disposition (i) no Event of Default shall have occurred and be continuing, (ii) it is determined that the Borrower is in compliance with Section 6.06 hereto and (iii) to the extent such disposition is a disposition of Collateral, such sale or other disposition is permitted by the Collateral Documents.

SECTION 6.12       Nature of Business.  Enter into any business that is materially different from those conducted by the Borrower and the Guarantors on the Closing Date, except for any business ancillary to the businesses conducted by the Borrower and the Guarantors on the Closing Date.

SECTION 6.13       Changes to Corporate Documents.  Amend the articles or certificate of incorporation, certificate of formation, by-laws or limited liability company agreement of the Borrower or any Guarantor in any manner which could be reasonably expected to have a Material Adverse Effect.

SECTION 6.14       Restricted Prepayments.  Neither the Parent nor the Borrower will, and they will not permit any other Guarantor to, declare or make, or agree to pay or make, or agree to pay or make, directly or indirectly, or set apart any sum for, any Restricted Prepayment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower and each Guarantor may make payments with respect to Indebtedness owed to the Borrower or any other Guarantor, as the case may be and (ii) the Borrower or any Guarantor may enter into an agreement to make a Restricted Prepayment provided that (A) the effectiveness of such agreement is expressly conditioned upon consent of the requisite Lenders hereunder or (B) such obligation to make the Restricted Prepayment shall not be due and payable until the payment in full of the Obligations.

SECTION 6.15       Restrictive Agreements.  Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Guarantor to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of the Borrower or any Guarantor to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Guarantor or to Guarantee Indebtedness of the Borrower or any other Guarantor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.15, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases, subleases or licenses, sublicenses or service contracts restricting the assignment thereof, (vi) the foregoing shall not apply to any agreement in effect at the time any Person becomes a Subsidiary of the Borrower or a Guarantor, provided that such agreement was not entered in contemplation of such Person becoming a Subsidiary, (vii) clause (a) of the foregoing shall not apply to assets encumbered by Liens permitted hereunder as long as such restriction applies only to the asset encumbered by such Lien, and (viii) the foregoing shall not apply to the Indentures; and provided, further, that none of the restrictions referred to in clauses (i) through (viii) shall prohibit or restrict the Liens contemplated hereby or Liens securing any Indebtedness that refinances or replaces the Obligations hereunder.

SECTION 6.16       Fiscal Year.  Change the last day of its fiscal year from December 31.

SECTION 7.           EVENTS OF DEFAULT

SECTION 7.01       Events of Default.  In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):

(a)           any representation or warranty made by the Borrower or any Guarantor in this Agreement, in any other Loan Document or in any written document required to be delivered in connection herewith or therewith, shall prove to have been false or materially misleading when made or delivered; or

(b)           default shall be made in the payment of any (i) Fees or interest on the Loans and such default shall continue unremedied for more than five (5) Business Days, (ii) other amounts payable hereunder when due (other than amounts set forth in clauses (i) and (iii) hereof), and such default shall continue unremedied for more than ten (10) Business Days, or (iii) principal of the Loans or reimbursement obligations or cash collateralization in respect of Letters of Credit, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

(c)           default shall be made by the Borrower or any Guarantor in the due observance or performance of any covenant, condition or agreement contained in Section 6 hereof; or

(d)           default shall be made by the Borrower or any Guarantor in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than thirty (30) days from the earlier of (i) a Responsible Officer having knowledge of such default and (ii) written notice by the Agents of such default; or

(e)           the Borrower or any Guarantor or any of their respective Subsidiaries shall fail to make any payment of principal, interest or premium in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods or waivers or amendments); or

(f)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h)           the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)            the Borrower or any Guarantor admits in writing its inability to pay its debts; or

(j)            a Change of Control shall occur; or

(k)           any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Borrower or any of the Guarantors, or the Borrower or any of the Guarantors shall so assert in any pleading filed in any court or any material portion of any Lien on the Collateral (as reasonably determined by the Agents, the Collateral Agents and the Borrower) intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated hereby or thereby; or

(l)            any final judgment in excess of $40,000,000 (exclusive of any judgment or order the amounts of which are fully covered by insurance less any applicable deductible) and as to which the insurer has been notified of such judgment and has not denied coverage shall be rendered against the Borrower or any of the Guarantors and the enforcement thereof shall not have been stayed, vacated, discharged or bonded pending appeal within sixty (60) consecutive days; or

(m)          a Change in Law shall have occurred with respect to Primary Routes or Primary Foreign Slots, which Change in Law would reasonably be expected to have a Material Adverse Effect with respect to such Collateral or a Material Adverse Effect; or

(n)           any Termination Event that could reasonably be expected to result in a Material Adverse Effect shall have occurred; or

(o)           (i) the Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor or trustee of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds, in the opinion of the Agent, to contest such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds an amount that could reasonably be expected to result in a Material Adverse Effect; or

(p)           the Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount that could reasonably be expected to result in a Material Adverse Effect; or

(q)           the Borrower or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA (other than the failure to make any contribution accrued and unpaid as of the Closing Date or any contribution waived in accordance with the grant of a minimum funding waiver under Section 303 of ERISA or Section 412(d) of the Code) and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $10,000,000; or

(r)            it shall be determined that the Borrower or any Guarantor is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable Environmental Laws or regulations or requirements of Airport Authorities (with respect to environmental matters) the payment of which will have a Material Adverse Effect, and the enforcement thereof shall not have been stayed, vacated or discharged within 30 days; or

(s)           (i)            during the first month of any two-month FAA slot reporting period (or other applicable Slot utilization reporting period), 50% or more of the Primary Slots (except Slots at JFK so long as such Slots are Primary Slots as a result of Slot regulations existing on the Closing Date and Slots which are reasonably determined by the Appraisers to be of de minimis value) are not utilized 80% of the time or more over such period, taking into account any waivers or other relief granted by the FAA, other applicable Governmental Authorities or Airport Authorities, or (ii) during any two-month FAA slot reporting period (or other applicable Slot utilization reporting period), the Borrower or, if applicable a Guarantor, fails to satisfy any applicable Use or Lose Rule with respect to 20% or more of the Primary Slots (except Slots at JFK so long as such Slots are Primary Slots as a result of Slot regulations existing on the Closing Date and Slots which are reasonably determined by the Appraisers to be of de minimis value) at any airport; or

(t)            (i)            during the first half of any regulatory reporting period established by any Governmental Authority, Foreign Aviation Authority or Airport Authority regarding the utilization of the Primary Foreign Slots, 50% or more of such Primary Foreign Slots are not utilized 80% of the time or more over such period or (ii) during such regulatory reporting period, the Borrower or, if applicable, a Guarantor, fails to satisfy any applicable Use or Lose Rule with respect to 10% or more of the Primary Foreign Slots; or

(u)           the Borrower or, if applicable, a Guarantor, loses its right in or to serve any of the Primary Routes or its rights in or to use Primary Foreign Slots, other than (i) in cases where the Primary Route(s) and/or Primary Foreign Slot(s) are transferred or otherwise disposed of as permitted in this Agreement or the SGR Security Agreement or (ii) in cases where the Collateral Agents have provided prior written consent to the loss or such loss could not reasonably be expected to have a material adverse effect on the relevant Primary Routes, taken as a whole; or

(v)           all or substantially all of the Borrower’s flights or operations are suspended for more than two (2) consecutive days (other than as a result of an FAA suspension due to force majeure);

then, and in every such event and at any time thereafter during the continuance of such event, either Agent (in consultation with the other Agent) may, and at the request of the Required Lenders, the Agents shall, by written notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate forthwith the Total Commitment; (ii) declare the Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Loans together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Borrower and the Guarantors promptly upon written demand to deposit in the Letter of Credit Account Cash Collateralization for the LC Exposure (and to the extent the Borrower and the Guarantors shall fail to furnish such funds as demanded by either Agent (in consultation with the other Agent), the Agents shall be authorized to debit the accounts of the Borrower and the Guarantors maintained with the Agents in such amounts; (iv) set-off amounts in the Letter of Credit Account or any other accounts (other than Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Agents or the Collateral Agents (or any of their respective affiliates) and apply such amounts to the obligations of the Borrower and the Guarantors hereunder and in the other Loan Documents; and (v) exercise any and all remedies under the Loan Documents and under applicable law available to the Agents, the Collateral Agents and the Lenders.  In case of any event with respect to the Borrower or any Guarantor or any of their respective Subsidiaries described in clause (g) or (h) of this Section, the Total Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.16(b).

SECTION 8.           THE AGENTS

SECTION 8.01       Administration by Agents.  (a)  Each of the Lenders and each Issuing Lender hereby irrevocably appoints the Agents, Collateral Agents and Paying Agent as its agents and authorizes the Agents, Collateral Agents and Paying Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agents, Collateral Agents and Paying Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(b)           Each of the Lenders and each Issuing Lender hereby authorizes the Agents and the Collateral Agents, as applicable, and in their sole discretion:

                (i)            in connection with the sale or other disposition of any asset that is part of the Collateral of the Borrower or any Guarantor, as the case may be, to the extent permitted by the terms of this Agreement, to release a Lien granted to the Collateral Agents, for the benefit of the Secured Parties, on such asset;

                (ii)           to determine that the cost to the Borrower or any Guarantor, as the case may be, is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower or such Guarantor, as the case may be, should not be required to perfect such Lien in favor of the Collateral Agents, for the benefit of the Secured Parties;

                (iii)          to enter into and perform its obligations under the other Loan Documents; and

                (iv)          to enter into intercreditor and/or subordination agreements in accordance with Section 6.01(o) on terms acceptable to the Agents.

SECTION 8.02       Rights of Agent, Paying Agent and Collateral Agents.  Any institution serving as the Agents, Collateral Agents and Paying Agent hereunder shall have the same rights and powers in their respective capacities as Lenders as any other Lender and may exercise the same as though it were not an Agent, Collateral Agent or Paying Agent, and such bank and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent, Collateral Agent or Paying Agent hereunder.

SECTION 8.03       Liability of Agents.

(a)           The Agents, Collateral Agents and Paying Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (i) the Agents, Collateral Agents and Paying Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Agents, Collateral Agents and Paying Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that each such agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), and (iii) except as expressly set forth herein, the Agents, Collateral Agents and Paying Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the institution serving as an Agent, Collateral Agent or Paying Agent or any of its Affiliates in any capacity.  None of the Agents, Collateral Agents and Paying Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence, bad faith or willful misconduct.  The Agents, Collateral Agents and Paying Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Agents, Collateral Agents and Paying Agent by the Borrower or a Lender, and the Agents, Collateral Agents and Paying Agent shall not be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents, Collateral Agents and Paying Agent.

(b)           The Agents, Collateral Agents and Paying Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Agents, Collateral Agents and Paying Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Agents, Collateral Agents and Paying Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c)           Each of the Agents, Collateral Agents and Paying Agent may perform any and all of its respective duties and exercise its respective rights and powers by or through any one or more sub-agents appointed by such agent.  The Agents, Collateral Agents and Paying Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents, Collateral Agents and Paying Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agents, Collateral Agents and Paying Agent.

SECTION 8.04       Reimbursement and Indemnification.  Each Lender agrees (a) to reimburse on demand the Agents (and the Collateral Agents and Paying Agent) for such Lender’s Total Commitment Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrower or the Guarantors and (b) to indemnify and hold harmless the Agents, Collateral Agents and Paying Agent and any of their Related Parties, on demand, in the amount equal to such Lender’s Total Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower or the Guarantors (except such as shall result from their respective gross negligence or willful misconduct).

SECTION 8.05       Successor Agents.  Subject to the appointment and acceptance of a successor agent as provided in this paragraph, either of the Agents or the Paying Agent may resign at any time by notifying the Lenders, the Issuing Lender, the other Agent and the Borrower.  Upon any such resignation by an Agent (or by an Agent and the Paying Agent), the other Agent shall become the sole Agent hereunder.  Upon any resignation by the remaining Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, in consultation with the Borrower, on behalf of the Lenders and the

Issuing Lender, appoint a successor Agent which shall be a bank institution with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

SECTION 8.06       Independent Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agents, Paying Agent or Collateral Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.07       Advances and Payments.

(a)           On the date of each Loan, the Paying Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Tranche A Commitment or Tranche B Commitment, as the case may be, hereunder.  Should the Paying Agent do so, each of the Lenders agrees forthwith to reimburse the Paying Agent in immediately available funds for the amount so advanced on its behalf by the Paying Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(b)           Any amounts received by the Paying Agent in connection with this Agreement (other than amounts to which the Paying Agent is entitled pursuant to Sections 2.17, 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.16(b).  All amounts to be paid to a Lender by the Paying Agent shall be credited to that Lender, after collection by the Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Paying Agent, as such Lender and the Paying Agent shall from time to time agree.

SECTION 8.08       Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against the Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans or LC Exposure as a result of which the unpaid portion of its Loans or LC Exposure is proportionately less than the unpaid portion of the Loans or LC Exposure of any other Lender

(a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans or LC Exposure of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Loans and LC Exposure and its participation in Loans and LC Exposure of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding and LC Exposure as the principal amount of its Loans and LC Exposure prior to the obtaining of such payment was to the principal amount of all Loans outstanding and LC Exposure prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided, that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest).  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding (or deemed to be holding) a participation in a Loan or LC Exposure acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation.

SECTION 8.09       Other Agents.  GE Capital, identified in this Agreement as a “syndication agent,” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, GE Capital shall not have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on GE Capital in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.           GUARANTY

SECTION 9.01       Guaranty.

(a)           Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment by the Borrower of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding).  Each of the Guarantors further agrees that, to the extent permitted by applicable law, the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations.  The Obligations of the Guarantors shall be joint and several.

(b)           To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Guarantor, and also waives notice of protest for nonpayment.  The Obligations of the Guarantors hereunder shall not be affected by (i) the failure of the Agents or a Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Collateral Agents for the Obligations or any of them; (v) the failure of the Collateral Agents or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Guarantor or any other Guarantor.

(c)           To the extent permitted by applicable law, each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Agents, the Collateral Agents or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Agents, the Paying Agent, the Collateral Agents or a Lender in favor of the Borrower or any other Guarantor, or to any other Person.

(d)           To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement.

(e)           To the extent permitted by applicable law, each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty (other than payment in full of the Obligations).  None of the Agents, the Paying Agent, the Collateral Agents, nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

(f)            Upon the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Agents or the Paying Agent.

SECTION 9.02       No Impairment of Guaranty.  To the extent permitted by applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than payment in full of the Obligations) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations.  To the extent permitted by applicable law, without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agents, the Paying Agent, the Collateral Agents or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge (other than payment in full of the Obligations) of the Guarantors as a matter of law, unless and until the Obligations are paid in full.

SECTION 9.03       Continuation and Reinstatement, etc.  Each Guarantor further agrees that its Guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Agents, the Issuing Lender, any Lender or any other Secured Party upon the bankruptcy or reorganization of Borrower or a Guarantor, or otherwise.

SECTION 9.04       Subrogation.  Upon payment by any Guarantor of any sums to the Agents, the Paying Agent, the Collateral Agents or a Lender hereunder, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding).  If any amount shall be paid to such Guarantor for the account of the Borrower relating to the Obligations, such amount shall be held in trust for the benefit of the Paying Agent and the Lenders and shall forthwith be paid to the Paying Agent and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

SECTION 10.         MISCELLANEOUS

SECTION 10.01     Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile or electronic mail pursuant to procedures approved by the Agents), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower or any Guarantor, to it at United Air Lines, Inc., 1200 Algonquin Road, Elk Grove Village, Illinois 60007, Attention of:  (x) Frederic F. Brace, Executive Vice President and Chief Financial Officer and (y) the General Counsel (Telecopy No.: 847-700-4412), with a copy to Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, Attention of:  James H.M. Sprayregen, P.C. and Linda K. Myers, P.C. (Telecopy No.: 312-861-2200);

(ii)           if to JPMCB as Agent or Paying Agent, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of: Omar Jones (Telecopy No.: 713-750-2938), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of: Matthew Massie (Telecopy No.: 212-270-5100), with a copy to Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, Attention of: Robert H. Scheibe (Telecopy No.: 212-309-6001);

(iii)          if to CITI as Agent, to it at Citicorp USA, Inc., 388 Greenwich Street, 19th Floor, New York, New York 10013, Attention of: James J. McCarthy (Telecopy No.: 212-816-2613);

(iv)          if to the Issuing Lender, to it at the address most recently specified by it in notice delivered by it to the Agent and the Borrower, with a copy to the Agent as provided in clause (ii) above; and

(v)           if to any other Lender, to it at its address (or telecopy number) set forth in Annex A hereto or, if subsequently delivered, an administrative questionnaire in a form as the Agents may require.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agents; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agents and the applicable Lender.  Either Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02     Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower and the Guarantors may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or any Guarantor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         (i)          Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Tranche A Commitment, Tranche B Commitment or Delayed Draw Tranche B Loan Commitment (as the case may be) and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Paying Agent (with the consent of the Agents), provided that no consent of the Paying Agent shall be required for an assignment of all or any portion of a Tranche B Loan (including the Delayed Draw Tranche B Loan Commitment, if any) to an assignee that is (I) immediately prior to giving effect to such assignment a Lender owning a portion of the Loan of the same tranche as the portion of the Loan to be assigned, (II) an Affiliate of such a Lender, or (III) an Approved Fund; provided, further, no consent of the Paying Agent shall be required for an assignment of all or any portion of a Tranche A Commitment and Tranche A Loans to an assignee that is (I) immediately prior to giving effect to such assignment a Lender owning a portion of the Loan of the same tranche as the portion of the Loan to be assigned or (II) an Affiliate of such a Lender; and

(B) the Issuing Lender, provided that no consent of the Issuing Lender shall be required for an assignment of all or any portion of a Tranche B Loan or a Delayed Draw Tranche B Loan Commitment..

(ii)           Assignments shall be subject to the following additional conditions:

(A)          any assignment of any portion of the Total Tranche A Commitment, Tranche A Loans, LC Exposure, the Tranche B Commitment, the Delayed Draw Tranche B Loan Commitment and the Tranche B Loans shall be made to an Eligible Assignee;

(B)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Tranche A Commitment, Tranche B Commitment, the Delayed Draw Tranche B Loan Commitment or Loans, the amount of such commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $1,000,000, and after giving effect to such assignment, the portion of the Loan held by the assigning Lender of the same tranche as the assigned portion of the Loan shall not be less than $1,000,000, in each case unless the Borrower and the Agents otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of the Total Commitment or Loans;

(D) the parties to each assignment shall execute and deliver to the Paying Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Paying Agent; and

(E) the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Paying Agent an administrative questionnaire in a form as the Agents may require.

For the purposes of this Section 10.02(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Tranche A Lender or Tranche B Lender (or both), as the case may be, under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15 and 10.04).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(iv)          The Paying Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Tranche A Commitments, Tranche B Commitments or the Delayed Draw Tranche B Loan Commitment (as the case may be) of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Guarantors, the Paying Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Agents may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Paying Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02(d) or (e), 2.04(b) or 10.04(c), the Paying Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d)           (i)            Any Lender may, without the consent of the Borrower, the Agents, the Paying Agent or the Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Tranche A Commitment, Tranche B Commitment or the Delayed Draw Tranche B Loan Commitment (as the case may be) and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, the Paying Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant.  Subject to paragraph (d)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.15 as though it were a Lender, provided such Participant agrees to be subject to Section 8.08 as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(e)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of the Guarantors furnished to such Lender by or on behalf of the Borrower or any of the Guarantors; provided, that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by the provisions of Section 10.03.

(g)           The Borrower hereby agrees, to the extent set forth in the Joint Commitment Letter, to actively assist and cooperate with the Agents in the Agents’ efforts to sell participations herein (as described in Section 10.02(d)) and assign to one or more Lenders or assignees a portion of its interests, rights and obligations under this Agreement (as set forth in Section 10.02(b)).

SECTION 10.03     Confidentiality.  Each Lender agrees to keep any information delivered or made available by the Borrower or any of the Guarantors to it confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans, and who are advised by such Lender of the confidential nature of such information; provided, that nothing herein shall prevent any Lender from disclosing such information (a) to any of its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority, (d) which has been publicly disclosed other than as a result of a disclosure by the Agents or any Lender which is not permitted by this Agreement, (e) in connection with any litigation to which the Agents, any Lender, or their respective Affiliates may be a party to the extent possible or practicable and reasonably required, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender’s legal counsel and independent auditors, and (h) to any actual or proposed participant or assignee of all or part of its rights hereunder subject to the proviso in Section 10.02(f).  Each Lender shall use reasonable efforts to give the Borrower prior notice of any required disclosure under clauses (b) and (e) of this Section.

SECTION 10.04     Expenses; Indemnity; Damage Waiver.  (a)  (i)  The Borrower shall pay or reimburse:  (A) all reasonable fees and reasonable out-of-pocket expenses of the Agents, JPMSI and CGMI (including the reasonable fees, disbursements and other charges of Morgan, Lewis & Bockius LLP (“Morgan Lewis”), special counsel to the Agents, and any other counsel retained by Morgan Lewis, the Agents, JPMSI or CGMI) associated with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents and any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (B) all reasonable fees and reasonable out-of-pocket expenses of the Agents, JPMSI and CGMI (including the reasonable fees, disbursements and other charges of Morgan Lewis, special counsel to the Agents, and any other counsel retained by Morgan Lewis, the Agents, JPMSI or CGMI) and the Lenders in connection with the enforcement of the Loan Documents.

(ii)           The Borrower shall pay or reimburse (A) all reasonable fees and reasonable expenses of the Agents, JPMSI and CGMI and their internal and third-party auditors, the Appraisers, the Real Estate Appraiser and consultants incurred in connection with the Agents’ (a) periodic field examinations and appraisals and (b) other monitoring of assets as allowed hereunder and (B) all reasonable fees and reasonable expenses of the

Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand or any payment thereunder.

(iii)          All payments or reimbursements pursuant to the foregoing clauses (a)(i) and (ii) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.

(b)           The Borrower shall indemnify the Agents, the Paying Agent, JPMSI, CGMI, the Joint Lead Arrangers, the Issuing Lenders and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way or asserted against the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Agents or the Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents, the Paying Agent or the Issuing Lender, as the case may be, such portion of the unpaid amount equal to such Lender’s Total Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents, the Paying Agent or the Issuing Lender in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

SECTION 10.05     Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Agents, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.06     No Waiver.  No failure on the part of the Agents or the Collateral Agents or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 10.07     Extension of Maturity.  Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 10.08     Amendments, etc.

(a)           No modification, amendment or waiver of any provision of this Agreement or the Collateral Documents, and no consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the written consent of (i) the Lender directly affected thereby (A) increase the Tranche A Commitment, Tranche B Commitment or the Delayed Draw Tranche B Loan Commitment (as the case may be) or extend the expiry of the Tranche A Commitment, Tranche B Commitment or the Delayed Draw Tranche B Loan Commitment (as the case may be) of a Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in or extension of the expiry of the Tranche A Commitment, Tranche B Commitment or the Delayed Draw Tranche B Loan Commitment (as the case may be) of a Lender), or (B) reduce the principal amount of any Loan or the rate of interest payable thereon (provided that only the consent of the Required Lenders shall be necessary for a waiver of default interest referred to in Section 2.07), extend the scheduled date or reduce the amount of any required amortization payment of the Tranche B Loan or extend any date for the payment of interest hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrower’s obligations hereunder or (ii) all of the Lenders (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (B) amend this Section 10.08 or modify the percentage of the Lenders required in the definition of Required Lenders or (C) release all or substantially all of the Liens granted to the Agents or the Collateral Agents hereunder or under any other Loan Document, or release all or substantially all of the Guarantors.  No such amendment or modification shall adversely affect the rights and obligations of the Agents or any Issuing Lender hereunder without its prior written consent.  No notice to or demand on the Borrower or any Guarantor shall entitle the Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances.  Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender.  No amendment to this Agreement shall be effective against the Borrower or any Guarantor unless signed by the Borrower or such Guarantor, as the case may be.

(b)           Notwithstanding anything to the contrary contained in Section 10.08(a), (i) in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Borrower and the Required Lenders, the Borrower and the Required Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (A) the termination of the Tranche A Commitment, Tranche B Commitment or the Delayed Draw Tranche B Loan Commitment (as the case may be) of each of the Minority Lenders, (B) the addition to this Agreement of one or more other financial institutions in accordance with Section 10.02, or an increase in the Tranche A Commitment, Tranche B Commitment or the Delayed Draw Tranche B Loan Commitment (as the case may be) of one or more of the Required Lenders, so that the Total Commitment after giving effect to such amendment shall be in the same amount as the Total Commitment immediately before giving effect to such amendment, (C) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (D) such other modifications to this Agreement as may be appropriate; and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Total Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

SECTION 10.09     Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.10     Headings.  Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.11     Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Lender or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Total Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15 and 10.04 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Total Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.12     Execution in Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and when the Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.13     Prior Agreements.  This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between the Borrower or a Guarantor and any Lender or the Agents prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement (except as otherwise expressly provided herein with respect to the Joint Commitment Letter and the fee letter referred to therein, including without limitation the Borrower’s agreements to actively assist the Agents in the syndication of the transactions contemplated hereby referred to in Section 10.02(a) and with respect to interest rates and Commitment Fees and including also the provisions of Section 2.18, and except with respect to any separate commitment letter or other agreement relating to the additional Tranche B Loan referred to in Section 2.01(c)).

SECTION 10.14     Further Assurances.  Whenever and so often as reasonably requested by the Agents, the Borrower and the Guarantors will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary in order to further and more fully vest in the Agents all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement and the other Loan Documents.

SECTION 10.15     USA Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 10.16     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

[Signature pages and exhibits intentionally omitted]